UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
Filed by the Registrant
☑
Filed by a Party other than the Registrant
☐

Check the appropriate box:

☐	Preliminary Information Statement

☑	Definitive Information Statement only

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

ERIE INDEMNITY COMPANY
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A ( 17 CFR 240.14a-101 ) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

2026	Information Statement and Notice of Annual Meeting

Notice of Annual Meeting of Shareholders

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 101st annual meeting of shareholders in person at 9:30 a.m., Eastern Daylight Time (EDT), on Tuesday, April 21, 2026, in the Auditorium of the F.W. Hirt — Perry Square Building, located at 100 Erie Insurance Place, Erie, Pennsylvania 16530. This annual meeting of shareholders is being held for the following purposes:

1.	To elect 11 persons to serve as directors until our 2027 annual meeting of shareholders and until their successors are elected and qualified;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers; and

3.	To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2025, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 20, 2026, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

Brian W. Bolash
Executive Vice President, General Counsel and Corporate Secretary

March 20, 2026

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 21, 2026.

Our information statement and annual report are available at:

http://www.erieproxy.com.

Erie Indemnity Company — 2026 Information Statement

Proposal 2 — Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers	48

Related Person Transactions	49

Independent Registered Public Accountants	50

Report of our Audit Committee	51

Audit Fees	53

Annual Report	54

Other Matters	54

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

WE ARE NOT ASKING HOLDERS OF OUR CLASS A COMMON STOCK FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Introduction

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, Erie Insurance Company of New York, Erie Insurance Property & Casualty Company and Flagship City Insurance Company. We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” The Exchange also owns 100 percent of the common stock of Erie Family Life Insurance Company, or “EFL,” a life insurance company.

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 20, 2026 is furnished to such holders to provide information regarding us and our 2026 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2026 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held in person at 9:30 a.m., Eastern Daylight Time (EDT), on Tuesday, April 21, 2026 in the Auditorium of the F.W. Hirt — Perry Square Building, located at 100 Erie Insurance Place, Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

Voting at our Annual Meeting

We are not asking holders of our Class A common stock for a proxy and you are requested not to send us a proxy. Only holders of Class B common stock of record at the close of business on February 20, 2026, are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, as amended, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our 2026 annual meeting.

As of the close of business on February 20, 2026, we had 46,189,068 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2026 annual meeting, and 2,542 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2026 annual meeting.

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” all of whom are directors of the Company, are beneficiaries of the trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 92.05 percent of the outstanding shares of Class B common stock entitled to vote at our 2026 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the date of this information statement, the individual trustees of the H.O. Hirt Trusts are Mrs. Vorsheck and Jonathan Hirt Hagen, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Vorsheck and Jonathan Hirt Hagen are both candidates for re-election to the board at our 2026 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of the trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the election of the 11 candidates for director named below and vote for the approval of the compensation of our named executive officers, then such candidates will be elected as directors and the compensation of our named executive officers will be approved, even if all shares of Class B

2026 Information Statement 1

common stock other than those held by the H.O. Hirt Trusts do not vote for such proposals. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

Description of our Business

Since 1925, we have served as the attorney-in-fact for the subscribers (policyholders) at the Exchange. The Exchange is a reciprocal insurance exchange organized under Article X of Pennsylvania’s Insurance Company Law of 1921 under which individuals, partnerships and corporations are authorized to exchange reciprocal or inter-insurance contracts with each other, or with individuals, partnerships, and corporations of other states and countries, providing indemnity among themselves from any loss which may be insured against under any provision of the insurance laws except life insurance. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber to transact the business of the Exchange on their behalf. As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange’s subsidiaries.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through approximately 2,320 independent agencies comprised of more than 14,780 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5 percent participation in the reinsurance pooling arrangement and its ownership of the other property and casualty insurance entities, the underwriting risk of the Property and Casualty Group’s business is borne by the Exchange.

We charge the Exchange a management fee calculated as a percentage, limited to 25 percent, of all premiums written or assumed by the Exchange. Management fees accounted for 97.4 percent, 96.5 percent and 96.5 percent, respectively, of our revenues for the three years ended December 31, 2023, 2024 and 2025. The management fee rate was 25 percent during 2023, 2024 and 2025, and beginning January 1, 2026, the rate has been set at 25 percent.

Beneficial Ownership of Common Stock

The following table sets forth, as of February 20, 2026, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5 percent of our Class B common stock.

Name of Individual or Identity of Group	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	92.05%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	173	6.81%

(1)

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Mrs. Vorsheck are three of the beneficiaries of the trusts. As of the date of this information statement, the trustees of the H.O. Hirt Trusts are Jonathan Hirt Hagen, Mrs. Vorsheck and Sentinel. The trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)

Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the father of Jonathan Hirt Hagen. Jonathan Hirt Hagen is also a director of the Company.

2 Erie Indemnity Company

The following table sets forth, as of February 20, 2026, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table, and (iii) all of our executive officers, directors and director nominees as a group.

Name of Individual or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)(2)		Vested Share Credits (3)(4)	Percent of Outstanding Class A Common Stock(5)	Shares of Class B Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class B Common Stock(5)
Directors and Nominees for Director:
J. Ralph Borneman, Jr.	10,000		20,264
Eugene C. Connell(6)	19,896		3,306
Salvatore Correnti	320		2,726
LuAnn Datesh	410		4,098
William D. Edwards(7)	0		N/A
Jonathan Hirt Hagen(8)	223,530		16,857		1
Thomas B. Hagen(9)	16,762,189		14,339	36.32%	189	7.44%
C. Scott Hartz	1,097		19,159
Brian A. Hudson, Sr.	295		3,306
Thomas W. Palmer	770		15,588
Elizabeth Hirt Vorsheck(10)	3,960,946		14,339	8.61%
Executive Officers:
Brian W. Bolash	445		3,140
Timothy G. NeCastro(11)	11,858		12,844
Julie M. Pelkowski	658		1,796
Douglas E. Smith	5,163		0
Parthasarathy Srinivasa	0		1,308
All Directors, Nominees for Director and Executive Officers as a Group (19 persons)(12)	21,137,295	(13)	N/A	45.76%	190	7.47%

(1)	Information furnished by the named persons.

(2)

Under the rules of the Securities and Exchange Commission, or “SEC,” a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under SEC rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, have voting power or investment power.

(3)	Vested share credits of Class A common stock for directors are granted under the Deferred Stock Plan for Outside Directors.

(4)	Vested share credits of Class A common stock for executive officers represent deferrals of short- and long-term incentive compensation under the Company’s Incentive Compensation Deferral Plan.

(5)	Less than one percent unless otherwise indicated.

(6)

Mr. Connell owns 17,433 shares of Class A common stock directly and 3,306 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Connell disclaims beneficial ownership of 2,463 shares of Class A common stock owned by his two children who live in his household.

(7)	Mr. Edwards is not currently a director but is a director nominee.

(8)

Mr. Jonathan Hagen owns 223,130 shares of Class A common stock directly, one share of Class B common stock directly, and 16,857 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Jonathan Hagen disclaims beneficial ownership of 400 shares of Class A common stock owned by his children who live in his household.

(9)

Mr. Thomas Hagen owns 5,100 shares of Class A common stock directly. Mr. Hagen owns 16,757,089 shares of Class A common stock indirectly of which he disclaims beneficial ownership except to the extent of personal pecuniary interest. Mr. Hagen owns 14,339 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Hagen owns four shares of Class B common stock directly and 185 shares of Class B common stock indirectly of which he disclaims beneficial ownership except to the extent of personal pecuniary interest.

(10)

Mrs. Vorsheck owns 69,716 shares of Class A common stock directly and 3,891,230 shares of Class A common stock indirectly through several trusts. Mrs. Vorsheck owns 14,339 vested share credits under the Deferred Stock Plan for Outside Directors.

(11)

Mr. NeCastro has announced his plan to retire as the Company’s President and Chief Executive Officer on December 31, 2026. Additional information regarding his retirement announcement is provided in a Form 8-K filed with the SEC on February 20, 2026.

(12)	Includes Executive Vice Presidents Cody W. Cook, Sean D. Dugan and Sarah J. Shine.

(13)

Includes actual ownership of Class A common stock, vested share credits under the Deferred Stock Plan for Outside Directors, and vested share credits under the Company’s Incentive Compensation Deferral Plan for executives and senior officers of the Company.

2026 Information Statement 3

Our Board of Directors

Introduction

Our board of directors is currently comprised of 10 members, all of whom were elected at our 2025 annual meeting to serve for a term of one year. At our 2025 annual meeting, our voting shareholders elected 11 directors. On February 28, 2026, George R. Lucore, one of our directors, passed away and the directorship held by him is currently vacant. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws. Our board of directors has not elected a director following Mr. Lucore’s death; however, our nominating committee and board of directors has nominated William D. Edwards for election by the holders of our Class B common stock at the annual meeting.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•

Thomas B. Hagen, chairman of our board of directors and chairman of our Executive Committee, or “executive committee,” and Jonathan Hirt Hagen, vice chairman of the board of directors and chairman of our nominating committee, are father and son, respectively; and

•	Mrs. Vorsheck, a director and chair of our Charitable Giving Committee, or “charitable giving committee,” is a niece-in-law of Thomas B. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2025, each director attended more than 75 percent of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding over all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the chief executive officer, or “CEO,” on matters of strategic direction. The chairman also serves as an ex officio member of all other board committees of which he is not a designated member.

Our board of directors may, but is not required to, annually elect one of its members to serve as vice chairman of the board and may remove or replace such person at any time and for any reason. The vice chairman of the board performs the duties of the chairman of the board (including ex officio membership on committees) when the chairman is absent or unable to act or during such time as no individual is serving as chairman of the board. The vice chairman of the board also performs such other duties as from time to time may be assigned by the board of directors.

Since our incorporation in 1925, we have generally separated the positions of chairman of the board and CEO of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as CEO, our board has determined that separating these positions is currently in the best interests of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior president and CEO, and his status as an independent director under Nasdaq rules, our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the execution of our strategy and the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under Nasdaq rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2025.

4 Erie Indemnity Company

Board Oversight of Risk

Our board of directors is responsible for oversight of the Company’s assessment and management of material risks that impact our business. The Company has a formal enterprise risk management, or “ERM,” program that operates under the leadership of our chief financial officer, or “CFO.” The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our board of directors is regularly advised of potential organizational risks as well as policies and actions taken to mitigate those risks. At the board level, risk oversight is primarily accomplished through individual committees of the board and management’s reporting processes. Each committee oversees and manages the risks associated with their substantive areas of responsibility. The individual committees meet regularly and report back to the board. A description of the individual committees and their oversight of risk appears below.

Risk Committee

Our Risk Committee, or “risk committee,” is responsible for assisting the board in the development and oversight of the Company’s overall risk appetite and advising on the effectiveness of the Company’s ERM framework. The committee also oversees the Company’s environmental, social and governance, or “ESG,” initiatives and reporting, and its compliance with climate change risk regulation and disclosure.

The risk committee periodically communicates with all board committees to confirm that such committees are appropriately addressing the risks within their respective areas of oversight. This committee is also charged with reporting to the Audit Committee, or “audit committee,” any items that may have a material financial statement impact or require financial statement and/or regulatory disclosure. When necessary, the risk committee reports to the audit committee other significant risks, the processes, procedures and controls in place to mitigate material risks, and the overall effectiveness of the risk management process.

Audit Committee

Our audit committee focuses on risks related to accounting, internal controls, and financial and tax reporting.

The audit committee also assesses economic and business risks and monitors compliance with ethical standards.

Compensation Committee

Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices.

With the assistance of a compensation consultant, the Company periodically conducts a comprehensive compensation risk assessment, including a review of all executive and non-executive incentive plans, and evaluates the risks associated with each plan and the effectiveness of certain risk mitigations. The results of these compensation risk assessments are shared with the compensation committee. See Compensation Discussion and Analysis.

Nominating Committee

Our nominating committee is responsible for evaluating and overseeing director independence, reviewing and approving related person transactions and implementing corporate governance policies.

The nominating committee also has responsibility for monitoring corporate governance issues that may arise from time to time and developing appropriate recommendations for the board.

Investment Committee

Our Investment Committee, or “investment committee,” identifies and assesses the business and economic risks relating to the Company’s investments and the investment portfolios of the companies we manage.

These risks include, but are not limited to, market risk, liquidity risk, concentration risk, credit risk, interest rate risk and inflation risk.

2026 Information Statement 5

Committees of our Board

Our board of directors met five times in 2025. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, Strategy Committee, or “strategy committee,” and risk committee.

Our executive committee met two times in 2025. This committee has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings. Our executive committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our audit committee met five times in 2025. Consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met five times in 2025. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our CEO, executive vice presidents and such other named executives as required by rules of the SEC or Nasdaq listing standards, and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met four times in 2025. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Members and chairs of the standing committees of our board of directors are identified in the table below.

Board Committee Composition

Name	Audit	Charitable Giving	Compensation	Executive	Investment	Nominating	Risk	Strategy
J. Ralph Borneman, Jr.		■						Chair
Eugene C. Connell	■			■	■		Chair	■
Salvatore Correnti	■				Chair		■
LuAnn Datesh	■	■		■
Jonathan Hirt Hagen(1)			■	■	■	Chair		■
Thomas B. Hagen(2)				Chair
C. Scott Hartz					■			■
Brian A. Hudson, Sr.	Chair		■				■
George R. Lucore(3)		■	■					■
Thomas W. Palmer	■		Chair			■
Elizabeth Hirt Vorsheck		Chair		■		■	■	■

(1)	As vice chairman of our board of directors, Mr. Jonathan Hagen serves as an ex officio member of the risk committee.

(2)

As chairman of the board of directors, Mr. Thomas Hagen serves as an ex officio, non-voting member of our audit committee and a voting member of all other committees, except for the risk committee. Mr. Thomas Hagen has deferred his ex officio membership on the risk committee to the vice chairman of the board.

(3)	Mr. Lucore passed away on February 28, 2026.

6 Erie Indemnity Company

Director Education

We encourage our directors to further their knowledge and advance their skills as directors of a public company. To that end, we offer a director education program that provides each director with access to various resources to enhance those skills necessary to be an effective director. See Director Compensation — Director Education Program.

Director — Shareholder Communications

Our shareholders may communicate with our board of directors through our corporate secretary. Shareholders who wish to express any concerns to our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our corporate secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications received by our corporate secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting provides our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. All of our directors attended our 2025 annual meeting.

2026 Information Statement 7

Proposal 1

Election of Directors

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Holding Companies Act, in addition to provisions of the BCL and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer, an attorney-in-fact for a reciprocal exchange, a mutual insurance holding company or a publicly held corporation having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange and its subsidiaries, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected and qualified.

In accordance with this bylaw provision, on April 22, 2025 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Thomas W. Palmer and Mrs. Vorsheck. As chairman of our board, Thomas B. Hagen also serves as an ex officio voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on Nasdaq.

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by Nasdaq, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our Company recognizes the value of having a board that encompasses a broad range of skills, expertise,

8 Erie Indemnity Company

contacts, industry knowledge and diversity of opinion. Our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

Our nominating committee utilizes the following process to identify and evaluate the individuals that it selects, or recommends that our board of directors select, as director nominees:

•	Reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•

Considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management but is not required to do so.

•

Evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 3, 2026 for the purposes of evaluating the performance and qualifications of the current and proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than seven, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. At its meeting on February 3, 2026, our nominating committee recommended that the size of our board of directors be set at 12 persons and that all 11 incumbent directors as of such date be nominated to stand for re-election and one new candidate be nominated for election as directors by the holders of Class B common stock at our annual meeting.

On February 19, 2026, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 12 and approved the nomination of all 11 incumbent directors and one new director candidate for election as directors by the holders of Class B common stock at our annual meeting. On February 28, 2026, director and nominee for re-election as a director, George R. Lucore, passed away. On March 2, 2026, our board determined that it would set the size of the board at 11 directors, effective at our 2026 annual meeting, and approved the nomination of J. Ralph Borneman, Jr., Eugene C. Connell, Salvatore Correnti, LuAnn Datesh, William D. Edwards, Jonathan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Brian A. Hudson, Sr., Thomas W. Palmer and Elizabeth Hirt Vorsheck for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2027 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. With the exception of William D. Edwards, all of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

2026 Information Statement 9

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, if applicable, age (as of April 1, 2026), service as a director, business experience, other public company director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

J. Ralph Borneman, Jr., CIC, CPIA
Age: 87 Director since 1992

President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded.

Mr. Borneman has extensive knowledge of, and more than 55 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. He is a past President of the Professional Insurance Agents Association of Pennsylvania, Maryland and Delaware and has prior experience as a director of other public companies.

Eugene C. Connell, FCAS, CFA, CPCU
Age: 71 Director since 2017

Independent Investor and Advisor, Erie, PA, since 2011; Chief Executive Officer, RendrFX, Inc., video software, 2017-2018; Deputy Secretary, Commonwealth of Pennsylvania Department of Labor and Industry, Harrisburg, PA, 2013-2014; Executive Vice President, Property/Casualty Products, Risk Lighthouse, LLC, an economic risk intelligence firm, Atlanta, GA, 2012; Senior Vice President and Chief Actuary (1988-2011) and Chief Risk Officer (2005-2011), Erie Insurance Group, Erie, PA.

Mr. Connell has more than 40 years of experience in the insurance industry, including a 23-year career with the Company during which he held several senior leadership positions, including Chief Actuary and Chief Risk Officer. He has extensive experience in actuarial science; automobile, property and workers compensation insurance; development of property and casualty insurance products; financial planning and modeling; investments; insurance regulation; and risk management. As Chair of our risk committee, he has pursued continuing education, and received certification of his knowledge, in corporate governance, cybersecurity oversight, climate change, and sustainability. Mr. Connell also satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors.

Salvatore Correnti, CFA, CCM, FLMI
Age: 65 Director since 2018

Director, Builders Insurance Mutual Holding Company, Atlanta, GA, since 2013; Director, Oil Casualty Investment Corporation Ltd, Bermuda, from March 2017 to March 2022; Adjunct Professor, Towson University, Towson, MD, from 2015 to 2021; Non-Executive Vice-Chair of the Board of Directors of Conning Holdings Corporation, Hartford, CT; Conning Holdings Ltd, UK, 2012-2017; Chief Executive Officer of Conning Holdings/Conning Asset Management, 2003-2012.

Mr. Correnti has extensive experience with investments and insurance having held executive positions at USF&G, Swiss Re, and Conning. In his current role as a director of Builders Insurance, he serves as chair of the Investment Committee and serves on the Audit and Governance Committees. Mr. Correnti also has executive management experience serving six years as head of asset-liability management, five years as a chief operating officer, and then nine years as chief executive officer of a global asset management company.

10 Erie Indemnity Company

LuAnn Datesh, ESQ.

Age: 71 Director since 2016

Vice President, General Counsel and Corporate Secretary, Olympus Energy LLC, an oil and natural gas company, Canonsburg, PA since May 2019; a director and shareholder, Sherrard, German & Kelly, P.C., September 2016-May 2019; Vice President, CNX Gas Corporation, an oil and gas company, Canonsburg, PA, February 2016-September 2016; Vice President, CONSOL Energy, Inc., an energy company, 2011-2016; Assistant General Counsel, CONSOL Energy, Inc., 2009-2011.

Ms. Datesh has significant experience with the legal, governance and risk management aspects of another publicly held, regulated company where she was an officer of multiple subsidiaries. She also has executive management experience overseeing a wide variety of corporate transactions and an extensive background in corporate law, finance, business counseling and managing large real estate holdings.

William D. Edwards, ESQ.

Age:58 New Director Candidate

Partner at Taft Stettinius & Hollister LLP since May 2023; Attorney at Ulmer & Berne LLP, Cleveland, Ohio, January 1998-May 2023 (Partner from 2002-May 2023); Chair of the Wittenberg University Board of Directors (served on the Board since 2015 and current Chair since 2020).

Mr. Edwards has significant experience in employment law, business litigation and complex compliance issues. He has expertise in organizational strategic planning and enterprise risk management. Mr. Edwards also has board experience focused on audit issues, compliance and governance affairs.

Jonathan Hirt Hagen, J.D.

Age: 63 Director since 2005

Vice Chairman of the Board of our Company since 2013 and Chairman of the Board of our affiliated insurance companies since 2018; Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2015; Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, from 1999-2017; private investor, since 1990.

Mr. Hagen, as the grandson of our late founder and longtime leader of the Company, H.O. Hirt, and son of Chairman Thomas B. Hagen and the late longtime director Susan Hirt Hagen, has a thorough knowledge and understanding of our operations, history and culture. He is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry, business law and corporate governance issues. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

2026 Information Statement 11

Thomas B. Hagen

Age: 90 Director since 2007 Prior Board Service 1979-1998

Chairman of the Board of our Company (since 2007) and of our affiliated insurance companies (2007-2018), an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman and CEO (1990-1993); Owner and Manager, Historic Erie Restorations LLC, since 2018; Chairman, Custom Group Industries, Erie, PA, complex fabrications, heating platens and precision machining manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989.

Mr. Hagen is the son-in-law and close associate of our late co-founder and longtime leader of the Company, H.O. Hirt. Mr. Hagen has extensive ERIE and insurance industry knowledge and experience through his long association with ERIE starting in 1953 and subsequently serving in a variety of leadership roles, including as our CEO. He has held leadership positions in various insurance industry and business trade groups, including past Chairman of the Pennsylvania Chamber of Business & Industry and past Chairman of the Insurance Federation of Pennsylvania. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of three other public companies, one of them NYSE listed. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development, and is a retired Captain in the U.S. Navy Reserve. He controls the second largest voting and the largest non-voting shareholding interests in our Company.

C. Scott Hartz, CPA

Age: 80 Director since 2003

Retired senior executive and private investor, principally in start-up technology related ventures; Director of EMMA Health Technologies, a manufacturer of medical devices, since January 2019; Managing Director, InRange Investor Group, LLC, since November 2019; Director, until April 2024 of Averatek, an SRI International “spin out” nano technology-based material science company; Director since 2023 of Seismic, a wearable robotics company which is also an SRI International “spin out” company; Chief Executive Officer, The Hartz Group, strategy and technology consulting, Bala Cynwyd, PA since 2003.

Prior to joining the Company’s board, Mr. Hartz spent 32 years with PwC Consulting, the last seven years as Global Chief Executive Officer for a worldwide organization with a 30,000-person professional staff. Mr. Hartz has a strong background in information technology, cyber-security, consulting and investments. He has prior experience in executive management, as a director of another public company and as an Advisory Board member of a national non-profit organization.

Brian A. Hudson, Sr., CPA, CGMA, CTP

Age: 71 Director since 2017

Director, MidPenn Bank, since January 2021; Retired Executive Director and Chief Executive Officer, Pennsylvania Housing Finance Agency, Harrisburg, PA, 2003-February 2020; Director, Federal Home Loan Bank of Pittsburgh, 2007-2017.

Mr. Hudson has 15 years of experience as chief financial officer and 17 years as chief executive officer of a multi-billion dollar corporation and instrumentality of the Commonwealth of Pennsylvania. In addition to being a Certified Public Accountant (CPA) and holding a Chartered Global Management Accountant (CGMA) designation, Mr. Hudson is a Certified Treasury Professional (CTP). Until 2017, he was a member of the Board of Directors, and Chair of the Audit Committee, of the Federal Home Loan Bank of Pittsburgh and has more than 35 years of experience in managing a large investment portfolio and the placement of bond issues. Mr. Hudson satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors. He also has experience as a director of another public company.

12 Erie Indemnity Company

Thomas W. Palmer, ESQ.

Age: 78 Director since 2006

Of counsel to the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 2019; Member (including service as a managing member) of Marshall & Melhorn, LLC, 1972-2019.

Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He also has prior experience as a director of another public company.

Elizabeth Hirt Vorsheck

Age: 70 Director since 2007

Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; more than 40 years’ experience as managing principal of family business interests; private investor; and more than 25 years’ experience as principal of a family charitable foundation and other charitable initiatives.

Mrs. Vorsheck is a granddaughter of H.O. Hirt, the late founder and longtime leader of the Company, a daughter of F.W. Hirt, the late founder of Erie Family Life Insurance Company, who served the Erie Indemnity Company in many distinguished positions, culminating his lifelong career as Chairman of the Board having built and expanded the Erie Insurance Group of companies, and niece of Thomas B. Hagen and the late Susan Hirt Hagen. Mrs. Vorsheck is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Independent Directors

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by Nasdaq:

Eugene C. Connell	Jonathan Hirt Hagen	Thomas W. Palmer
Salvatore Correnti	Thomas B. Hagen	Elizabeth Hirt Vorsheck
LuAnn Datesh	C. Scott Hartz
William D. Edwards	Brian A. Hudson, Sr.

George R. Lucore, who passed away on February 28, 2026, was also considered an independent director. Director J. Ralph Borneman, Jr. does not satisfy the Nasdaq definition of an independent director since he is an owner and executive officer of an insurance agency that receives commission payments from the Company. See Related Person Transactions.

Required Vote

Cumulative voting rights do not exist with respect to the election of directors. A director nominee shall only be elected if the total votes cast by the voting shareholders for the election of such director nominee represents a majority of the Class B shares outstanding and entitled to vote at our annual meeting. An abstention will count as a vote against the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

2026 Information Statement 13

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and the decisions the compensation committee of the board of directors has made pursuant to those programs. SEC regulations require disclosure of information about the compensation of our named executive officers, or “NEOs.” This includes our CEO, our CFO, and the next three most highly compensated officers of the Company. The following discussion focuses on the compensation of our NEOs for 2025, identified in the table below.

2025 Named Executive Officers

Principal executive officer	Timothy G. NeCastro
President and Chief Executive Officer

Principal financial officer	Julie M. Pelkowski
Executive Vice President and Chief Financial Officer

Next three most highly compensated officers	Brian W. Bolash
Executive Vice President, Secretary and General Counsel
Douglas E. Smith
Executive Vice President, Sales and Products
Parthasarathy Srinivasa
Executive Vice President and Chief Information Officer

The Summary Compensation Table and supplemental tables thereunder report compensation calculated for our NEOs in accordance with the rules and regulations of the SEC.

Executive Summary

Our executive compensation program is developed and monitored by our compensation committee. The program is designed to support sustainable long-term value for our enterprise through a combination of fixed and variable compensation. Base salary is established after consideration of external competitiveness and the level of experience of each executive. Variable compensation is based on a “pay-for-performance” philosophy and tied to our corporate strategy. Current year performance is recognized by our Annual Incentive Plan, or “AIP.” Longer-term performance is measured over a three-year period under our Long Term Incentive Plan, or “LTIP.”

Our AIP utilizes goals that are based on operational results, or “company performance measures,” and individual accomplishments, or “individual performance goals.” For our 2025 AIP, company performance measures included the Property and Casualty Group’s: (i) growth in direct written premium, or “DWP;” (ii) growth in policies in force, or “PIF;” and (iii) statutory combined ratio. For 2025, our results were as follows:

AIP Company Performance Measures(1)	2025 Target	2025 Year End Result	Payout (as a % of Target)

% Increase in Direct Written Premium	12.9%	8.4%	0.0%

% Increase in Policies in Force	2.5%	(2.1)%	0.0%

Statutory Combined Ratio	102.9%	104.9%	0.0%

OVERALL COMPANY PERFORMANCE(2)			0.0%

(1)	Weightings for company performance measures: Direct Written Premium (25%), Policies in Force (15%), Statutory Combined Ratio (60%)

(2)

The Board of Directors exercised its discretion to apply an overall company performance outcome of 50 percent of target for both the AIP and broad-based employee annual incentive plans for participants whose results would otherwise have fallen below 50 percent of target.

The LTIP provides for grants of time-vesting awards and performance-vesting awards. The time-vesting awards represent 25 percent of each grant under the LTIP and are not tied to company or peer group performance. Time-vesting awards can take the form of restricted shares, restricted share units and/or phantom stock and include the payment of dividends or dividend equivalents. The remaining 75 percent of each grant under the LTIP is a performance-vesting award and can take the form of restricted performance shares, performance units and/or phantom performance stock. This portion of each LTIP award is designed to reward the participant based upon

14 Erie Indemnity Company

our performance of company measures relative to an established peer group (see Long Term Incentive Plan below for the composition of the LTIP peer group). The company measures are DWP growth, statutory combined ratio and return on invested assets, or “ROIA.” Performance below that of the peer group results in a payout below target; performance equal to that of the peer group results in a payout at target; and performance better than the peer group results in a payout greater than target. To achieve a maximum payout, our three-year DWP growth must exceed the peer group results by 400 basis points; statutory combined ratio must be lower than the peer group results by 300 basis points; and our ROIA must exceed the peer group results by 175 basis points.

To date, we have information on 11 of the 12 measurement quarters for the 2023-2025 LTIP performance period and we expect overall performance relative to our peer group to be slightly higher than the 2022-2024 performance period, as illustrated below.

LTIP Measure	Performance Period		Property and Casualty Group Result	Peer Group Result	Basis Points Difference	Property and Casualty Group Performance vs. Avg Peer Group Performance

Direct Written Premium	2022-2024		15.0%	10.2%	471.0	Outperformed
	2023-2025	*	14.7%	9.2%	548.0	Outperformed

Statutory Combined Ratio	2022-2024		114.9%	102.3%	1,258.7	Underperformed
	2023-2025	*	111.6%	97.7%	1,389.0	Underperformed

Return on Invested Assets	2022-2024		3.12%	3.57%	(44.7)	Underperformed
	2023-2025	*	6.16%	6.20%	(4.0)	Underperformed

* Results for the 2023-2025 performance period are projected.

Similar to the 2022-2024 performance period, we project our results to underperform those of our peers in combined ratio and ROIA for the 2023-2025 performance period. However, due to a modest improvement in our ROIA and our expectation that DWP growth will be better than the peer group, we are projecting the overall performance factor used to determine the payments to our NEOs under the LTIP to be slightly higher than the prior year.

External factors have significantly impacted the Property and Casualty Group’s combined ratio resulting in several years of combined ratio performance less favorable than that of the peer group. We are committed to incentivizing and rewarding our executives as we make progress with the combined ratio. In addition to incentivizing and rewarding performance, we are mindful of the effects of negative plan performance on our ability to retain talented leaders. In May 2023, the Committee approved awards under the Company’s Equity Compensation Plan to all LTIP participants. Each participant received three tranches of awards that coincide with LTIP performance periods starting in 2021, 2022 and 2023. The award for the 2023-2025 performance period vested on December 31, 2025. Due to allowable share limits prescribed in the Equity Compensation Plan, Mr. NeCastro was initially awarded grants relating to the 2021 and 2022 LTIP performance periods. He subsequently received an additional grant for the 2023 LTIP performance period in 2024.

These awards are conditional and only vest to the extent that the overall LTIP performance factor is below 50 percent. The awards are denominated in restricted stock units and paid, if at all, in cash.

Additional information regarding our financial results for the year ended December 31, 2025, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the SEC on February 23, 2026.

Results of Say-on-Pay and Frequency of Say-on-Pay Advisory Votes

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our Class B voting shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in our information statement. At our 2023 Annual Meeting of Shareholders, our voting shareholders unanimously approved the compensation of the Company’s NEOs. After considering the results of the vote, our compensation committee determined that no material changes to our compensation programs were necessary.

Companies subject to the “say-on-pay” rules are required to hold a shareholder vote at least once every six calendar years to determine, on a non-binding advisory basis, the frequency of future say-on-pay votes — annually, biennially or triennially. In 2023, our Class B voting shareholders selected, on a non-binding advisory basis, “every three years” as the preferred frequency for having the opportunity to vote on the compensation of our NEOs. Accordingly, the next advisory vote on executive compensation will be held at our 2026 Annual Meeting. See Proposal 2 — Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers.

2026 Information Statement 15

Risk Management in Executive Compensation Plan Design

The compensation committee evaluates the risks associated with the annual and long-term incentive compensation programs for our executive and senior leaders as part of its comprehensive compensation risk assessment. This periodic evaluation is intended to minimize the risk that such programs will promote behavior that could negatively impact the value of the Company or the Exchange. The compensation committee aligns the performance measures used in these programs with our overall business strategy. See Board Oversight of Risk.

Based on the results of these periodic assessments, we conclude that our compensation programs do not create undue material risk to the Company. There have been no material changes to our incentive plans or risk-mitigating factors since our last assessment and we have not identified any new risks that would change this conclusion. Other tools used to manage executive compensation risk and promote effective governance are identified in the table below.

Measures Used to Mitigate Compensation Risk

Recoupment of Bonuses	Our policy on recoupment of officer bonuses allows us to recover bonuses paid under our AIP and LTIP under certain circumstances. See Policy on Recoupment of Officer Bonuses.

Committee Discretion	Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans.

Peer Group Comparison(1)

The compensation committee compares our property and casualty insurance results to a peer group of companies in our LTIP. The committee closely monitors our results and those of our peers during each three-year performance period to determine whether we are performing above or below the industry and the impact on plan performance.

AIP Funding Qualifier	Company financial results are considered before making payments to individuals to ensure payouts are not made if the Company is underperforming.

Multiple Performance Measures	Both the annual and long-term incentive plans use multiple goals, thereby diversifying the risk associated with any single measure of performance.

Maximum Payout Opportunity	We limit the amounts that may be earned under any award of performance-based compensation.

Policy for Minimum Stock Ownership Levels

We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. See Policy for Minimum Stock Ownership Levels.

Plan Governance	All of our incentive plans have written plan documents. Depending on the plan, amendments require approval of the board, the compensation committee, and/or our Human Resources Division.

Anti-Hedging Policy

This policy prohibits directors and officers of the Company who are subject to the Policy for Minimum Stock Ownership Levels, as well as their spouses and other individuals residing in the same household, from engaging in transactions that are designed to offset a decrease in the market value of company stock.

(1)

We use two peer groups in our executive compensation program. The LTIP peer group, against which our long-term performance is measured, comprises a significant share of the industry’s property and casualty premium and our compensation committee believes that this group is representative of our competition. Our executive compensation benchmarking peer group is composed of companies we consider to be competitors for policyholders and employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

16 Erie Indemnity Company

Executive Compensation Philosophy and Structure

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner that balances the interests of our shareholders with those of the policyholders of the Exchange. To achieve this objective, we design executive compensation programs that reward and incentivize exceptional performance relative to the industry. We provide a mix of fixed and variable compensation that is intended to motivate our executives to achieve short- and long-term objectives that build sustainable long-term value. We achieve these objectives by providing the elements of executive compensation identified in the table below.

Components of our Executive Compensation Program

Base Salary	Base Salary represents a fixed level of cash compensation for the executive’s competencies and the regular duties they perform in their role. Base salaries are linked to other compensation elements, including target award opportunities for short- and long-term incentive plans and retirement benefits.

AIP	A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives over a one-year period.

LTIP	A long-term incentive program that provides grants of time-vesting awards and performance-vesting awards. The time-vesting awards are not tied to company or peer group performance and include the payment of dividends or dividend equivalents. Performance-vesting awards provide an opportunity for each executive to earn an award based on the achievement of performance objectives over a three-year period. Performance is measured against a pre-defined peer group.

Equity Compensation Plan	Equity-based incentive awards provided to attract and retain key employees capable of having a significant impact on the performance of the Company.

Benefits	Benefits that include an unfunded, non-qualified supplemental employee retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those that can be earned under our tax-qualified defined benefit pension plan, or “pension plan,” and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of all or part of their base salary and/ or AIP award to a later date. We offer an unfunded, non-qualified incentive compensation deferral plan that enables eligible participants to defer receipt of all or part of their AIP and/or LTIP award; amounts deferred are credited to a deferred stock account, denominated in shares of our Class A common stock. We provide the following matching contributions in our 401(k) plan: 100 percent of the first three percent of pay contributed by the employee, and 50 percent of the next two percent of employee contributions.

Executive Compensation Principles

Our executive compensation program includes industry best practices.

What We Do

✓	Pay for Performance. A significant percentage of total target direct compensation is pay at-risk and connected to performance.

✓	Link Performance Measures and Strategic Objectives. Performance measures for incentive compensation are linked to operating priorities.

✓	Consult with Independent Compensation Advisor. The committee retains an independent consultant to review and advise on our executive compensation programs and practices.

✓	Benchmark to Peers. We benchmark our executive compensation program and review the composition of the peer group annually.

✓	Target Pay at the 50th Percentile of Peers. We target total direct compensation at the 50th percentile of our peers.

2026 Information Statement 17

✓	Limit the Maximum Payout Opportunity. We establish maximum amounts that may be earned under any award of performance-based compensation.

✓	Require Minimum Levels of Stock Ownership. We require executives to hold shares of our stock for an extended period of time because we believe it discourages them from taking risks for short-term or immediate gain.

✓	Recoup Compensation Under Certain Circumstances. Awards made to executives are subject to recoupment in specified situations.

What We Don’t Do

✘	No Accelerated Vesting of Performance Shares. Our LTIP does not provide for accelerated vesting of performance shares in the event of a termination of employment, other than for retirement, death, or disability.

✘	No Excessive Perquisites. Our executives receive minimal perquisites and do not receive tax gross-ups, except for guest travel, residential home security, and personal use of the company aircraft.

✘	No Stock Options. We do not offer stock options or stock appreciation rights (SARs).

✘	No Employment Agreements. We do not have employment agreements with any of our executive officers.

Relationship Between Pay and Performance

Our variable pay compensation is tied to: (1) each executive’s individual performance and (2) the performance of the Company and the Exchange, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our performance and financial results through their decisions, the percentage of their total compensation comprised of variable pay increases with level of responsibility.

Variable compensation opportunities (long- and short-term incentive target awards) comprised approximately 77 percent of our CEO’s total target annual compensation in 2025, 49 percent of which was in the form of long-term awards of which a portion, 37 percent, is tied to company performance. Variable compensation opportunities accounted for approximately 62 percent of our other NEOs’ total target annual compensation in 2025, 35 percent of which was in the form of long-term awards of which a portion, 26 percent, is tied to company performance. We believe that tying a meaningful portion of our NEOs’ target earnings opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between achievement of operational goals and the pay earned by our executives.

18 Erie Indemnity Company

Setting Executive Compensation

Our compensation committee determines the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. In doing so, it reviews the performance of each executive and establishes individual compensation levels. The committee considers the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals. The committee engaged Aon, an independent consultant, to assist it with the development and setting of executive compensation for 2025. In preparing the 2025 benchmark and survey data, Aon utilized the following best practice methodologies:

Benchmark Positions	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions in the market.
Third-Party Compensation Data	Compensation data was obtained from published insurance industry and general industry sources and from third party consulting firms, including Mercer Consulting and Aon. Our existing compensation levels were analyzed and compared at the 50th percentile on a size-adjusted basis for similar positions.

Peer Group	Compensation data was obtained for a peer group of property and casualty companies. We consider these insurance companies to be our competitors for policyholders and employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

No changes were made to the composition of the peer group used in our base salary analysis for 2025.

2025 Executive Compensation Benchmarking Peer Group

American Family Insurance Group

Amica Mutual Insurance Group

Auto Club Group

The Cincinnati Insurance Companies

CSAA Insurance Exchange

COUNTRY Financial

Farmers Insurance Group

The Hanover Insurance Group Property and Casualty Companies

Nationwide Insurance

Sentry Insurance Group

USAA Group

Westfield Insurance

In 2025, we paid Aon $39,164 for executive compensation consulting services. We also paid Aon $50,520 for compensation and benchmarking survey participation and $35,000 for non-executive compensation consulting services. Our compensation committee has reviewed these services and determined that they do not impair the independence of Aon.

Principal Components of Executive Compensation

The principal components of our executive compensation program are base salary and bonus opportunities under our AIP and LTIP. Each of these items is discussed below.

Base Salary

The committee set the 2025 base salaries of the NEOs, effective March 1, 2025. The adjustments were based on performance and/or market comparisons.

Name	2025 Annual Base Salary ($)	2024 Annual Base Salary ($)

Timothy G. NeCastro	1,400,000	1,250,000

Julie M. Pelkowski	560,000	525,000

Brian W. Bolash	530,000	490,000

Douglas E. Smith	540,000	517,000

Parthasarathy Srinivasa	615,000	575,000

2026 Information Statement 19

Annual Incentive Plan

The 2025 AIP payouts for our NEOs were based on the attainment of company and individual performance goals established at the beginning of 2025. Our compensation committee believes that an appropriate balance of corporate and individual performance goals results in increased differentiation of rewards and improved line of sight among participants. Therefore, the weighting between company and individual performance goals is based on a NEO’s role within the organization. For each of our NEOs, company performance measures are weighted 80 percent and individual performance goals are weighted 20 percent of the overall target opportunity.

Once the targets, expressed as a percentage of base salary, were determined for the NEOs, our compensation committee, with support from our board of directors, established AIP performance measures intended to drive strong organizational performance. At the end of each year our board of directors and management review our historical results, operating goals, and industry estimates to identify those areas where performance-based incentives would have the greatest impact on achieving our strategic objectives in the following year.

The compensation committee then established a minimum, or “threshold,” a target and a maximum level of achievement for each company performance measure. The maximum award opportunity is intended to incent participants to exceed target performance to achieve a maximum payout. If the target for a performance measure is achieved, then the performance measure will be deemed to be earned at 100 percent. If the maximum result for a performance metric is achieved, then the performance measure will be deemed to be earned at 200 percent. Results at or below threshold result in a zero payout, and achievement at levels between threshold and target and between target and maximum are determined via linear interpolation.

The company performance measures for the NEOs are shown in the table below.

2025 AIP Company Performance Measures

Company Performance Measures	Actual Result	Threshold	Target	Maximum

% Increase in Direct Written Premium(1)	8.4%	10.9%	12.9%	15.9%

% Increase in Policies in Force(2)	(2.1)%	1.4%	2.5%	3.6%

Statutory Combined Ratio(3)	104.9%	103.5%	102.9%	99.9%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s DWP.

(2)	The year-over-year percentage increase in the Property and Casualty Group’s PIF.

(3)

The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

The committee believes these company performance measures promote growth (measured by the increase in DWP and PIF) and reinforce a strong underwriting discipline (measured by the statutory combined ratio).

2025 AIP Individual Performance Goals

Each NEO was assigned individual performance goals related to their scope of responsibility. These goals account for 20 percent of each NEO’s AIP award and may be qualitative or quantitative in nature. Our compensation committee has determined that achievement of these individual goals would require substantial and sustained performance by the NEOs; however, we believe that disclosure of the specific goals could cause competitive harm. The individual performance goals aligned with our overall strategic initiatives and business priorities and all NEOs met or exceeded their individual performance goals.

20 Erie Indemnity Company

2025 AIP Targets and Awards

The 2025 target, and level of achievement relative to target, for AIP awards earned appear in the table below. AIP bonuses were paid on March 13, 2026 and are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Name	AIP Target as a % of Base Salary	Achievement Relative to Threshold, Target or Maximum

Timothy G. NeCastro	120%	Below Target

Julie M. Pelkowski	70%	Below Target

Brian W. Bolash	70%	Below Target

Douglas E. Smith	70%	Below Target

Parthasarathy Srinivasa	70%	Below Target

We continued our use of a funding qualifier for the 2025 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before making payments to individuals based on achievement of the specific performance goals set forth above. The funding qualifier is a company performance threshold that is based on our net income for the performance period excluding: (i) net realized and unrealized investment losses (gains); impairment losses (recoveries) on investments, (ii) impairments from intangibles and goodwill, (iii) (income) or loss from discontinued operations, (iv) loss on extinguishment of debt, (v) the cumulative effect of accounting changes or the effect of material changes in tax laws, (vi) acquisition and integration related costs and business divestiture related (gains) and losses, (vii) unusual or infrequently occurring items and special charges, (viii) asset impairments from real estate and long-lived assets, (ix) claims and litigation settlements not related to core operations, (x) restructuring charges, (xi) foreign currency transaction (gain) loss, (xii) equity in (earnings) losses of limited partnerships, and (xiii) provision for federal income taxes related to adjustments for items (i) through (xii) (“net operating income”). Use of net operating income as the measure for the funding qualifier gives appropriate consideration to the interests of both our shareholders and the participants in our AIP.

For an AIP payout to occur, 2025 net operating income, as defined above, had to exceed $483.75 million, which represents 75 percent of the Company’s forecasted net income for 2025. Our 2025 net operating income totaled $638.60 million, thereby satisfying this requirement.

Long Term Incentive Plan

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, and to attract, motivate and reward executives. We accomplish this by providing longer-term rewards to executives who are capable of having a significant impact on performance. The LTIP provides for grants of time-vesting awards (25 percent of award) and performance-vesting awards (75 percent of award). The time-vesting awards are not tied to peer group performance, can take the form of Restricted Shares, Restricted Share Units and Phantom Stock and include the payment of dividends or dividend equivalents. Performance-vesting awards are based on the attainment of certain performance goals over three-year performance periods. Performance is measured and compared to an industry peer group selected by the compensation committee. Performance-vesting awards can be in the form of performance shares, performance units and/or phantom stock. Performance shares represent the right to receive shares of common stock or cash. Performance units and phantom stock awards are paid in cash.

For the 2025-2027 performance period, the time-vesting awards were made in phantom stock and will be paid in cash. The market value at vesting is determined by the average closing share price of our Class A common stock for the last 20 days of the performance period. The performance-vesting portion of the award was granted in performance units and will be paid in cash. The market value at vesting is based on performance and is paid out as a percentage of target. Previously this portion of the LTIP was awarded in phantom performance stock and the market value at vesting was determined by performance and the average closing share price of our Class A common stock for the last 20 days of the performance period. This change was made by the committee to improve the retention aspect of the LTIP and our overall executive compensation program.

The total number of performance shares authorized for awards under the LTIP is 1.5 million shares. No performance shares have been issued under the LTIP. Accordingly, 1.5 million shares of Class A common stock remain available for issuance under the LTIP. We purchase our Class A common stock in the open market to settle performance share awards; we do not issue new shares to settle stock awards.

2026 Information Statement 21

LTIP Peer Group

The compensation committee believes the peer group below to be representative of the property and casualty industry, as it comprised 52 percent of the industry’s premiums in 2024.

2025-2027 LTIP Peer Group

Allstate Insurance Group American Family Insurance Group Amica Mutual Group Auto Owners Insurance Group The Cincinnati Insurance Companies Chubb INA Group COUNTRY Financial	Farmers Insurance Group Government Employees Insurance Group (GEICO) Grange Mutual Casualty Pool Hartford Insurance Group Liberty Mutual Insurance Companies	Nationwide Insurance Progressive Insurance Group State Farm Group Travelers Group USAA Group Westfield Group

LTIP Targets

The table below shows LTIP targets expressed as a percentage of base salary.

Name	LTIP Target as a % of Base Salary

Timothy G. NeCastro	215%

Julie M. Pelkowski	90%

Brian W. Bolash	90%

Douglas E. Smith	90%

Parthasarathy Srinivasa	90%

The target number of shares for each participant was calculated by dividing the dollar amount of their target LTIP award by $397.61, the average closing share price of our Class A common stock for the first 20 trading days of the performance period. Opportunities under the 2023 LTIP range from 0 to 250 percent of target. Opportunities under the 2024 and 2025 LTIP range from 0 to 200 percent of target.

LTIP Performance Measures & Weightings

The company performance measures for the 2023 LTIP and performance-vesting portions of the 2024 and 2025 LTIPs are DWP (weighted 40 percent), statutory combined ratio (weighted 40 percent) and ROIA (weighted 20 percent). Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s DWP growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2023-2025 performance period is closed. The payout, pending approval from our compensation committee, will be made later in 2026 since computations require peer group data that is not yet available. To date, for this performance period, we have information on 11 of the 12 measurement quarters and expect the performance factor to be approximately 34 percent.

Equity Compensation Plan

External factors have significantly impacted the Property and Casualty Group’s combined ratio, one of three company performance measures in the LTIP, resulting in several years of combined ratio performance worse than the peer group. We are committed to incentivizing and rewarding our executives; however, we are also mindful of the effects of negative plan performance on our ability to retain talented leaders. In May 2023, the compensation committee approved awards under the Company’s Equity Compensation Plan to all LTIP participants. Each participant received three tranches of awards that coincide with LTIP performance periods starting in 2021, 2022 and 2023. The award for the 2021-2023 performance period vested on December 31, 2023. The award for the 2022-2024 performance period vested on December 31, 2024, and the award for the 2023-2025 performance period vested on December 31, 2025. These awards are conditional and only vest to the extent that the overall LTIP performance factor is below 50 percent. The awards are denominated in restricted stock units and paid in cash.

22 Erie Indemnity Company

The number of restricted stock units awarded for each performance period was calculated by multiplying the target LTIP award previously granted for each performance period by 50 percent (see Long Term Incentive Plan). Since the performance factor for the 2023-2025 performance period is projected to be below 50 percent, we anticipate the Equity Compensation Plan awards will constitute approximately 16 percent of the final award.

Due to limitations in the Equity Compensation Plan on the number of shares that can be awarded to one individual in any calendar year, the third tranche of Mr. NeCastro’s award, applicable to the 2023 LTIP, was granted in 2024. See the Summary Compensation Table for additional information.

Retirement Benefits and Perquisites

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain talented leaders. We also offer our executives a limited number of perquisites. We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business-related. We determine the value of perquisites based on their incremental cost to us.

Pension Plan	• Provided to all eligible employees since 1946
SERP(1)	• Provided to executive officers, senior vice presidents and other select officers of the Company • Encourages retention and long service careers
Deferred Compensation Plan	• Provided to executive officers, senior vice presidents and other select officers of the Company • Unfunded, non-qualified; deferral of salary and/or AIP payout
Incentive Compensation Deferral Plan	• Provided to executive officers, senior vice presidents and other select officers of the Company • Unfunded, non-qualified; deferral of AIP and/or LTIP payouts
Perquisites

•

In addition to broad-based benefits offered generally to all our full-time employees, executives are offered:

○   Business club memberships

○   Airline club memberships as needed

○   Financial counseling

○   Officer physicals

○   Accidental death benefits

○   Guest travel

○   Residential home security

○   Enhanced executive protection services(2)

○   Personal use of company aircraft

○   Tax gross-ups for residential home security, guest and personal use of company aircraft(3)

(1)

In response to those provisions of the Internal Revenue Code of 1986, or the “Code,” that limit the maximum annual pension award that can be paid to any eligible employee, we provide a SERP to our NEOs. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer a NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. In addition, amounts in the Pension Benefits table may increase or decrease from year to year. This is the result of discount rates used in the calculations. See Executive Compensation — Pension Plan.

(2)

Given the Company’s visibility, operational scope, and documented role-based threat environment, our board of directors has authorized a comprehensive security program for the CEO and board chair in response to specific, credible threats arising from their positions. We may also provide physical security services in response to verified threats to other NEOs from time to time. While we view these services as necessary and appropriate business expenses, we have reported the incremental costs of these services in the “Other” column in the Supplemental Table for All Other Compensation” because these measures may be deemed to convey a personal benefit to Mr. NeCastro. We have reported the incremental cost of the services provided to the board chair in the Director Compensation Table.

(3)	Residential home security and personal use of company aircraft are not taxable income for Mr. NeCastro and, therefore, no gross up is provided on these perquisites.

2026 Information Statement 23

Policy on Recoupment of Officer Bonuses

We have a clawback policy that requires the reimbursement of all or a portion of any incentive-based bonus paid to any officer where: (i) the payment was erroneously awarded based on an accounting error resulting in restatement of the company’s financial results, and (ii) a lower payment would have been made to the officer based upon the restated financial results. In each such instance the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. Our policy provides that we will not seek to recover bonuses paid more than three years prior to the date on which our board of directors was made aware of the need to restate our financial statements.

We may, to the extent permitted by law and in our discretion, seek to recoup incentive compensation paid to an officer where the officer’s employment with the Company was terminated for cause either prior to the payment of the bonus or within six months thereafter.

Policy for Minimum Stock Ownership Levels

Our Policy for Minimum Stock Ownership Levels is designed to (i) promote greater alignment between management and the interests of our shareholders through ownership of Company stock, and (ii) achieve a stronger correlation to market-prevalent stock ownership practices of public companies. The policy requires our executive and senior officers to acquire and hold Erie Indemnity Company stock with a market value equal to a specific multiple of their base salary. Once they reach their ownership goal, and for as long as they remain subject to the policy, they must maintain ownership of at least the number of shares that were used in the calculation to determine that they satisfied their ownership requirement. Shares owned outright, shares held in our 401(k) savings plan and share credits issued under the Incentive Compensation Deferral Plan all count toward the ownership requirement.

Officers who are covered by the policy must achieve their minimum ownership level by the tenth anniversary of becoming a covered officer. If a covered officer is appointed to a position with a higher minimum ownership requirement, the difference between the two levels must be achieved by the tenth anniversary of the new appointment. Compliance with the policy, any waiver of compliance, and consequences for failure to comply are all within the discretion of the compensation committee.

The policy further provides that, once a covered officer owns or is credited with enough shares to satisfy their minimum ownership requirement, they are not required to acquire additional shares in the event of a decline in stock price or increase in base salary. The dollar value of the minimum stock ownership requirement does not increase unless the covered officer is promoted to a position that has a higher ownership requirement.

The following table shows the required stock ownership levels and the share ownership of our NEOs as of December 31, 2025:

Name	Target Ownership Level	# of Shares Owned at 12/31/2025	Met Target

Timothy G. NeCastro	4x base salary	24,636	Yes

Julie M. Pelkowski	3x base salary	2,439	No

Brian W. Bolash	3x base salary	3,569	Yes

Douglas E. Smith	3x base salary	5,159	Yes

Parthasarathy Srinivasa	3x base salary	1,301	No

24 Erie Indemnity Company

Anti-Hedging Policy
Our Anti-Hedging Policy prohibits members of the Company’s board of directors and those officers of the Company who are subject to the Policy for Minimum Stock Ownership Levels, as well as their spouses and any individuals residing in the same household, from engaging in hedging or monetization transactions with respect to Company securities including, but not limited to: (i) purchasing put or call options or other derivative instruments; (ii) using financial instruments, such as exchange funds, variable prepaid forwards, equity swaps, collars and forwards; and (iii) establishing short positions in Company stock (collectively, “Prohibited Transactions”). Our board of directors believes that it is in the best interest of Company shareholders, and promotes the Company’s commitment to sound corporate governance, to prohibit those individuals who are subject to this policy from engaging in Prohibited Transactions, as such transactions can disrupt the alignment between those individuals and the Company’s other shareholders, compromise Company compensation programs and philosophies, and undermine polices regarding stock ownership.
Policies with Respect to Securities Trades by Insiders
We are committed to promoting ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted our Policies with Respect to Securities Trades by Insiders governing the purchase, sale, and other transactions in Company securities by our directors, officers, and employees, as well as by the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, SEC rules and regulations, and the exchange listing standards applicable to us. A copy of our Policies with Respect to Securities Trades by Insiders, including amendments thereto, was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the year ended December 31, 2025.
Tax Implications of Executive Compensation
Our compensation committee will continue to monitor guidance from the IRS to balance the benefits of deductibility with the goals of our executive compensation program.
Option Awards
In response to Item 402(x)1 of Regulation
S-K,
the Company does not grant stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines that it will utilize these types of awards in the future, the compensation committee will evaluate the appropriate steps to take in relation to the foregoing.
Agreements with Executive Officers
Other than award agreements under the compensation plans described herein, we do not have employment agreements with any NEOs.

2026 Information Statement

Executive Compensation

The following table sets forth the 2025, 2024 and 2023 compensation of our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of each entity. Our share of total compensation expense for the NEOs was 70 percent in 2025, 70 percent in 2024 and 61 percent in 2023. Amounts indicated are pre-individual income taxes.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Timothy G. NeCastro President and Chief Executive Officer	2025	1,376,923	1,790	752,676	1,209,600	1,491,279	563,350	5,395,618
	2024	1,272,115	0	4,387,010	1,698,000	1,677,833	172,135	9,207,093
	2023	1,100,577	0	4,540,445	1,498,560	525,707	159,031	7,824,320

Julie M. Pelkowski Executive Vice President and Chief Financial Officer	2025	554,615	1,411	126,042	282,240	440,113	52,661	1,457,082
	2024	535,577	0	472,502	401,310	384,813	25,214	1,819,416
	2023	437,571	0	680,678	344,180	333,309	36,216	1,831,954

Brian W. Bolash Executive Vice President, Secretary and General Counsel	2025	523,846	1,411	119,283	267,120	411,269	56,817	1,379,746
	2024	500,192	0	441,159	405,426	319,536	47,978	1,714,291

Douglas E. Smith Executive Vice President Sales and Products	2025	536,462	1,411	121,669	264,600	265,494	44,176	1,233,812
	2024	529,192	0	465,425	409,671	153,605	53,344	1,611,237
	2023	472,192	0	1,031,779	367,290	161,311	41,302	2,073,874

Parthasarathy Srinivasa Executive Vice President and Chief Information Officer	2025	608,846	1,411	138,766	318,570	119,654	81,381	1,268,628
	2024	580,769	75,000	517,663	471,730	80,884	45,405	1,771,451
	2023	487,115	100,000	865,718	384,160	94,749	36,332	1,968,074

(1)	For 2025, this includes a $1,000 company anniversary bonus given to all Employees, grossed up for taxes.

(2)

Grants made under our LTIP for the performance periods beginning in 2025, 2024 and 2023 are shown in the “Stock Awards” column. For 2025, this includes phantom stock, which accounts for 25 percent of the NEO’s LTIP grant and, upon vesting, participants will be paid in cash. The remaining 75% of each NEO’s LTIP award made in 2025 was granted in performance units and is disclosed in the Grants of Plan-Based Awards Table below. Payouts for this portion of the 2025 LTIP will be reflected in the “Non-Equity Incentive Plan Compensation” column for the year in which it is earned. For 2024 and 2023, grants of phantom performance stock and/or phantom stock were made each year and, upon vesting, participants will be paid in cash. For 2023, this column also includes grants made under the Company’s Equity Compensation Plan on May 25, 2023. These awards are conditional and vest only if, and to the extent that, the overall LTIP performance factor is below 50 percent for the performance period starting in 2023. The awards are denominated in restricted stock units and paid, if at all, in cash. For Mr. NeCastro, this column for 2024 includes a grant made under the Company’s Equity Compensation Plan on February 21, 2024 related to his 2023 LTIP award.

(3)	The “Non-Equity Incentive Plan Compensation” column includes payouts made under the AIP during each year.

(4)

For 2025, amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column increased for all NEO’s except for Mr. NeCastro. This is due to benefit accruals, which vary among individuals based on pay and service accruals, and discount rate changes. Pension discount rates for 2025 decreased, which increased present values under the qualified pension plan, while SERP present values decreased offsetting the increase in present values related to interest rates. Pension plan rates for 2025, 2024 and 2023 were 5.72 percent, 5.87 percent and 5.34 percent, respectively. SERP rates for 2025, 2024 and 2023 were 5.44 percent, 5.65 percent and 5.11 percent, respectively.

(5)	See Supplemental Table for All Other Compensation.

26 Erie Indemnity Company

Stock Awards: Long Term Incentive Plan

Our LTIP allows the payment of awards to be made in either cash or stock. The LTIP provides for grants of time-vesting awards and performance-vesting awards. For performance-vesting awards, the LTIP plan document identifies the performance measures that may be used for a particular performance period. Awards for the 2025-2027, 2024-2026 and 2023-2025 performance periods are payable in cash.

The amounts shown in the Summary Compensation Table for 2025 reflect the grant date value of the time-vesting portion of the award, which is denominated in phantom stock and constitutes 25 percent of a participant’s total award. That portion of the award derives its value from our Class A Common Stock and, therefore, is disclosed in the “Stock Awards” column. The award will not be earned until December 31, 2027 and the value may be more or less than the value shown based upon the average closing share price of our stock for the last 20 trading days of the performance period. The performance-vesting portion of the award for the 2025-2027 performance period was granted in performance units and is not disclosed in the “Stock Awards” column. That portion of the award will not be earned until December 31, 2027, and the value will be based upon the level of achievement of the performance goals, and disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the year in which it is earned.

The amounts shown in the Summary Compensation Table for 2024 and 2023 reflect the grant date fair value of the NEO’s awards for those years. The awards for each performance period will not be earned until December 31 of the third year and may be more or less than the value shown based upon the level of achievement of the performance goals and the average closing share price of our stock for the last 20 trading days of the performance period.

For 2025, 2024 and 2023, the grant value of each executive’s target LTIP award (calculated as a percentage of their base salary) was established by our compensation committee. The number of phantom performance shares and/or phantom shares awarded in 2025, 2024 and 2023 was calculated by dividing the target LTIP award by $397.61, $337.02 and $247.46 respectively, the average closing share price of our stock for the first 20 trading days of each performance period.

Stock Awards: Equity Compensation Plan

In May 2023, the compensation committee approved awards under the Company’s Equity Compensation Plan to all LTIP participants. Each participant received three tranches of awards that coincide with the LTIP performance periods starting in 2021, 2022 and 2023. The award for the 2021–2023 performance period vested on December 31, 2023. The award for the 2022–2024 performance period vested on December 31, 2024, and the award for the 2023–2025 performance period vested on December 31, 2025. These awards were conditional and only vested to the extent that the overall LTIP performance factor falls below 50 percent. The awards were denominated in restricted stock units and paid in cash. Due to limitations in the Equity Compensation Plan on the number of shares that can be awarded to one individual in any calendar year, the third tranche of Mr. NeCastro’s award for the 2023-2025 performance period was granted in 2024.

The number of restricted stock units awarded for each performance period was calculated by multiplying the target LTIP award previously granted for each performance period by 50 percent.

Non-Equity Incentive Plan Compensation

The “Non-Equity Incentive Plan Compensation” column includes the AIP payouts during each year.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table above includes the net change in the present value of accrued benefits from December 31, 2024 to December 31, 2025 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2025 disclosure under Financial Accounting Standards Board (FASB) Accounting Standards Codification 715, “Compensation — Retirement Plans.” Pension plan discount rates used at December 31, 2024, 2023 and 2022 were 5.72 percent, 5.87 percent and 5.34 percent, respectively.

2026 Information Statement 27

SERP discount rates used at December 31, 2025, 2024 and 2023 were 5.44 percent, 5.65 percent and 5.11 percent, respectively.

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See Non-Qualified Deferred Compensation for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the “All Other Compensation” column of the Summary Compensation Table.

Supplemental Table for All Other Compensation

Name	Year	401(k) Contribution ($)(1)	Supple- mental 401(k) Match ($)(2)	Tax Gross- Ups ($)(3)	Member- ship Dues ($)(4)	Guest Travel ($)(5)	Other ($)(6)	Total ($)

Timothy G. NeCastro	2025	14,000	41,077	3,756	2,665	4,753	497,099	563,350

	2024	13,800	37,085	12,725	1,234	6,586	100,705	172,135

	2023	13,200	0	14,406	1,104	4,499	125,822	159,031

Julie M. Pelkowski	2025	14,000	8,185	0	3,135	0	27,341	52,661

	2024	13,800	0	0	1,674	0	9,740	25,214

	2023	13,200	0	0	1,514	0	21,502	36,216

Brian W. Bolash	2025	14,000	6,954	0	5,600	0	30,263	56,817

	2024	13,800	6,208	0	2,739	0	25,231	47,978

Douglas E. Smith	2025	14,000	7,458	4,839	3,707	255	13,917	44,176

	2024	13,800	7,368	3,447	1,491	4,363	22,875	53,344

	2023	13,200	5,688	0	2,819	0	19,595	41,302

Parthasarathy Srinivasa	2025	14,000	10,354	2,553	2,665	3,231	48,578	81,381

	2024	13,800	9,431	3,921	1,234	4,962	12,057	45,405

	2023	13,200	6,285	0	1,104	0	15,743	36,332

(1)

This column includes the company match for our tax-qualified 401(k) savings plan for employees. For more information on the 401(k) savings plan, see Part II, Item 8, “Financial Statements and Supplementary Data — Note 10, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 23, 2026.

(2)

Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Non-Qualified Deferred Compensation for additional discussion.

(3)

We pay taxes on behalf of our executives for guest travel and residential home security. Beginning in 2025, residential security and spousal travel for Mr. NeCastro is no longer taxable income and therefore not grossed up. For 2025, this column includes gross ups for residential home security monitoring services for Mr. Smith and gross ups for guest travel for Messrs. NeCastro, Smith and Srinivasa.

(4)	We provide professional association and business dining club membership dues for executives.

(5)	We pay registration fees and normal travel expenses for an executive’s guest when they accompany the executive to certain business functions.

(6)

Amounts reported in the “Other” column include aggregated incremental cost of executive physicals, the company-paid portion of comprehensive financial counseling, executive protection services, the taxable value of group term life insurance, and vacation conversion payments. For Mr. NeCastro, 2025 amounts include $325,822 for executive protection services and $37,872 for residential security services. Given the Company’s visibility, operational scope, and documented role-based threat environment, our board authorized a comprehensive security program for the CEO and board chair in response to specific, credible threats arising from their positions. The board reviews the program at least annually and receives periodic threat assessments from internal and independent security professionals. The Company believes the scope and cost of the program are reasonable and necessary to mitigate risks to leadership continuity and enterprise stability. The program includes protective intelligence, executive protection, secure travel support, and residential security measures, which may be provided at Company facilities, executive residences, and during travel, including personal travel. The Company provides these services for risk management purposes and does not consider them personal benefits or perquisites, as they arise directly from the executive’s role and are implemented for the Company’s benefit. Ms. Pelkowski and Messrs. Bolash and Srinivasa, amounts paid in 2025 include $53,846, $10,769, $20,385 and $23,654, respectively, for vacation conversion. For Mr. Srinivasa, 2025 also includes $12,423 paid for unused vacation time during the company’s outage and $10,467 for moving expenses. For Ms. Pelkowski, 2025 includes $12,597 for financial planning. For Mr. NeCastro, 2025 includes $57,371 for personal use of the company aircraft.

28 Erie Indemnity Company

Grants of Plan-Based Awards

The following table summarizes awards that were granted during 2025 under our AIP and LTIP.

Grants of Plan-Based Awards Table for 2025

	Plan	Grant Date	Performance Period	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name				Threshold ($)	Target($)	Maximum($)	Thresh- old (#)	Target (#)	Maxi- mum (#)

Timothy G. NeCastro	AIP(1)	2/19/25	2025	0	1,680,000	3,360,000	N/A	N/A	N/A	N/A	N/A
	LTIP(2)	2/19/25	2025-2027	1,128,750	2,257,500	4,515,000	N/A	N/A	N/A	N/A	N/A
	LTIP	2/19/25	2025-2027	N/A	N/A	N/A	N/A	N/A	N/A	1,893	752,676

Julie M. Pelkowski	AIP(1)	2/19/25	2025	0	392,000	784,000	N/A	N/A	N/A	N/A	N/A
	LTIP(2)	2/19/25	2025-2027	189,000	378,000	756,000	N/A	N/A	N/A	N/A	N/A
	LTIP	2/19/25	2025-2027	N/A	N/A	N/A	N/A	N/A	N/A	317	126,042

Brian W. Bolash	AIP(1)	2/19/25	2025	0	371,000	742,000	N/A	N/A	N/A	N/A	N/A
	LTIP(2)	2/19/25	2025-2027	178,875	357,750	715,500	N/A	N/A	N/A	N/A	N/A
	LTIP	2/19/25	2025-2027	N/A	N/A	N/A	N/A	N/A	N/A	300	119,283

Douglas E. Smith	AIP(1)	2/19/25	2025	0	378,000	756,000	N/A	N/A	N/A	N/A	N/A
	LTIP(2)	2/19/25	2025-2027	182,250	364,500	729,000	N/A	N/A	N/A	N/A	N/A
	LTIP	2/19/25	2025-2027	N/A	N/A	N/A	N/A	N/A	N/A	306	121,669

Parthasarathy Srinivasa	AIP(1)	2/19/25	2025	0	430,500	861,000	N/A	N/A	N/A	N/A	N/A
	LTIP(2)	2/19/25	2025-2027	207,563	415,125	830,250	N/A	N/A	N/A	N/A	N/A
	LTIP	2/19/25	2025-2027	N/A	N/A	N/A	N/A	N/A	N/A	349	138,766

(1)

The maximum AIP payout is 200 percent of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and Part II, Item 8, “Financial Statements and Supplementary Data — Note 11, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 23, 2026. The minimum funding qualifier for payment of the 2025 AIP awards was satisfied. AIP results were certified and approved by our compensation committee on February 18, 2026, and the awards were paid on March 13, 2026. All payments made under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Under the LTIP, our compensation committee may grant restricted shares, restricted performance shares, restricted share units, performance units, phantom stock, phantom performance stock, or any combination of these. Restricted shares and restricted performance shares represent the right to receive shares of common stock. Restricted share units, phantom stock, performance units and phantom performance stock represent the right to receive a cash payment. For the 2025-2027 performance period, grants were made in performance units and phantom stock, both awards will be paid in cash when vested. This row represents the performance units portion of the LTIP award. The threshold payout for this portion is 50 percent of the target award. The maximum payout for this portion is 200 percent of the target award. Award payments, if any, for the 2025-2027 performance period will vest at December 31, 2027.

(3)

This column represents phantom stock awarded under the LTIP. The number of shares of phantom stock does not change over the performance period. Award payments, if any, for the 2025-2027 performance period will vest at December 31, 2027.

(4)

The grant date fair value of LTIP awards was calculated by multiplying the target number of phantom shares by $397.61, the average closing share price of our stock for the first 20 trading days of the performance period.

Each executive’s target award is established by our compensation committee. The target number of restricted shares, restricted performance shares, restricted share units, performance units, phantom stock, phantom performance stock, or any combination of these for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also selects the performance measures and approves the calibration of shares and/or cash awarded at performance levels above and below target. Our compensation committee has the discretion to increase or decrease awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

Under our LTIP, the actual number of shares or amount of cash paid to an executive at the end of a performance period may be more or less than the executive’s target, but not more than the maximum for that performance

2026 Information Statement 29

period. See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 11, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 23, 2026.

Outstanding Equity Awards

The following table shows outstanding equity awards at December 31, 2025.

Outstanding Equity Awards at December 31, 2025

		Stock Awards
Name	Performance Period	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Timothy G. NeCastro	2025-2027(3)	1,893	542,628	N/A	N/A
	2024-2026(4)	N/A	N/A	11,964	3,429,481
	2024-2026(5)	1,993	571,293	N/A	N/A
	2023-2025(6)	4,844	1,388,533	9,688	2,777,065

Julie M. Pelkowski	2025-2027(3)	317	90,868	N/A	N/A
	2024-2026(4)	N/A	N/A	2,104	603,112
	2024-2026(5)	350	100,328	N/A	N/A
	2023-2025(6)	379	108,640	758	217,281
	2023-2025(6)	342	98,034	684	196,069

Brian W. Bolash	2025-2027(3)	300	85,995	N/A	N/A
	2024-2026(4)	N/A	N/A	1,964	562,981
	2024-2026(5)	327	93,735	N/A	N/A
	2023-2025(6)	810	232,187	1,619	464,086

Douglas E. Smith	2025-2027(3)	306	87,715	N/A	N/A
	2024-2026(4)	N/A	N/A	2,072	593,939
	2024-2026(5)	345	98,894	N/A	N/A
	2023-2025(6)	868	248,812	1,735	497,338

Parthasarathy Srinivasa	2025-2027(3)	349	100,041	N/A	N/A
	2024-2026(4)	N/A	N/A	2,304	660,442
	2024-2026(5)	384	110,074	N/A	N/A
	2023-2025(6)	892	255,692	1,783	511,097

(1)

Amounts in this column represent (i) grants of phantom shares, to be paid, if at all, in cash, issued under the 2024-2026 and 2025-2027 LTIP, and (ii) awards granted under the Equity Compensation Plan on May 25, 2023 to all NEOs and an additional award granted on February 21, 2024 to Mr. NeCastro. The awards granted under the Equity Compensation Plan are conditional and only vest if the overall LTIP performance factor is below 50 percent for performance period beginning in 2023. The awards are denominated in restricted stock units and paid in cash.

(2)	Amounts in this column represent phantom performance stock awards granted under the Long Term Incentive Plan for performance periods beginning in 2023 and 2024.

(3)

Represents the time vesting portion of the 2025-2027 LTIP which makes up 25 percent of each NEO’s LTIP target. Awards for this portion were made in phantom stock and will be deemed earned at December 31, 2027. These awards will be settled in cash in 2028.The remaining 75 percent of each CEOs LTIP for this performance period was granted in performance units and disclosed in the Grants of Plan-Based Awards Table above.

(4)

For the performance vesting portion of the 2024-2026 LTIP, we have information on seven of the 12 measurement quarters and estimate the performance factor to be approximately 107 percent. We estimate the payout under this portion of the LTIP to be approximately 105 percent of target. Because the expected payout is above target, it is disclosed in the table at maximum.

(5)

Represents the time vesting portion of the 2024-2026 LTIP. Awards for this portion were made in phantom stock and will be deemed earned at December 31, 2026. These awards will be settled in cash in 2027.

(6)

For the 2023-2025 LTIP, we have information on 11 of the 12 measurement quarters and estimate the performance factor to be approximately 34 percent. Since the performance factor is below 50 percent, we estimate that a portion of the awards granted under the Equity Compensation Plan will vest. We estimate the LTIP payout for all participants to be approximately 31 percent of target. Because the expected performance factor is below target, it is disclosed in the table at target. Award payments, if any, for the 2023-2025 performance period are deemed earned at December 31, 2025. In 2026, after the level of achievement of the performance goals has been certified, awards for the 2023-2025 performance period, which were made in phantom stock, will be settled in cash.

30 Erie Indemnity Company

All shares in the above table were valued using the closing share price of $286.65 on December 31, 2025. All awards in the LTIP were in the form of phantom performance stock and phantom stock and are payable in cash. All awards under the Equity Compensation Plan were in the form of restricted stock units and payable in cash.

Option Exercises and Stock Vested During 2025

The table below shows equity awards that vested during 2025.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized Upon Vesting ($)
Timothy G. NeCastro	5,964	2,458,540
Julie M. Pelkowski	512	211,062
Brian W. Bolash	1,033	425,834
Douglas E. Smith	1,111	457,988
Parthasarathy Srinivasa	1,069	440,674

The number of shares vested relates to the 2022-2024 LTIP performance period and were paid out under a combination of the LTIP and the Equity Compensation Plan. All shares were valued using a share price of $412.23, which was the closing share price on December 31, 2024.

We do not offer option awards to our executives.

Pension Plan and SERP

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2025. Executives must complete five full years of service to be fully vested in our pension plan. As of December 31, 2025, all of our NEOs except Mr. Srinivasa are 100 percent vested in the pension plan. Executives vest in our SERP at the rate of 20 percent per full year of supplemental plan service, but they must also be fully vested in our pension plan to be vested in the SERP. All of our NEOs except Mr. Srinivasa were fully vested in the SERP at the end of 2025.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2025 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 5.72 percent discount rate as of December 31, 2025 (5.44 percent discount rate for our SERP) and assumes a retirement age of 65.

Pension Benefits at December 31, 2025

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Timothy G. NeCastro	Pension	30	1,507,465	0

	SERP	30	8,075,250	0

Julie M. Pelkowski	Pension	28	891,913	0

	SERP	28	1,442,529	0

Brian W. Bolash	Pension	26	1,014,966	0

	SERP	26	1,508,571	0

Douglas E. Smith	Pension	27	640,243	0

	SERP	27	1,079,639	0

Parthasarathy Srinivasa	Pension	4	108,807	0

	SERP	4	215,061	0

Normal retirement under both our pension plan and SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any reduction due to age.

2026 Information Statement 31

Under our pension plan, “final average earnings” are the average of the executive’s highest 36 consecutive months of compensation during their final 120 months of employment. Under our SERP, final average earnings are the average of the executive’s highest 24 consecutive months of compensation during their final 120 months of employment. For purposes of calculating the amount of pension and SERP benefits, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

“Credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. For purposes of determining the number of years of credited service that will be used to calculate the amount of the benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee. Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0 percent of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5 percent of the final average earnings in excess of the social security-covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially equivalent forms of payment available.

Our SERP’s benefit formula at normal retirement age is equal to 60 percent of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life thereafter annuity. The executive’s benefit that is payable under the pension plan is subtracted from their SERP benefit. For purposes of this offset, monthly benefits that are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity.

SERP benefits earned before 2022 are payable in a lump sum cash payment. SERP benefits earned after 2021 are payable in 10 annual installments.

Each executive may become eligible for a SERP benefit only if:

•	the executive is vested under our pension plan (100 percent vested after five full years of service);

•	the executive is entitled to receive a benefit under our pension plan; and

•	prior to the executive’s termination of employment, the executive is vested in our SERP benefit according to the table below.

Years of Supplemental Plan Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after reaching age 55 and having completed at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25 percent for each complete calendar month up to 60 months and 0.375 percent for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date.

See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 10, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 23, 2026.

32 Erie Indemnity Company

Non-Qualified Deferred Compensation

We maintain two deferred compensation plans in which executives are eligible to participate.

Deferred Compensation Plan

Under our Deferred Compensation Plan, executives may elect to defer up to 100 percent of their annual salary and up to 100 percent of any cash award under our AIP. A matching contribution is also credited to a participant’s deferred compensation account if their annual base salary exceeds the IRS annual maximum recognizable compensation limit for qualified retirement plans ($350,000 for 2025) and they have elected to defer base salary into this plan during the year. The sum of the participant’s 401(k) plan matching contribution plus this plan’s matching contribution provides the participant with the same total match expressed as a percentage of their total base salary that any employee with less than $350,000 of base salary would be eligible to receive under the 401(k) plan (i.e. four percent of base salary for employee contributions of at least five percent of base salary). Participants in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for executive officers, senior vice presidents and other select officers of the Company.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	hypothetical investment funds;

•	the timing of distribution of amounts credited to the executive’s deferred compensation account (annual installments over 5 or 10 years); and

•

the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance of deferred compensation plan accounts as of December 31, 2025.

Non-Qualified Deferred Compensation Table for 2025

Name	Executive Contributions in 2025 ($)(1)	Company Contributions in 2025 ($)(2)	Aggregate Earnings in 2025 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2025 ($)(4)
Timothy G. NeCastro	55,077	41,077	184,040	0	1,448,867
Julie M. Pelkowski	5,546	8,185	2,406	0	26,634
Brian W. Bolash	78,577	6,954	145,777	0	884,968
Douglas E. Smith	5,365	7,458	172,820	0	3,268,008
Parthasarathy Srinivasa	1,003,384	10,354	443,181	0	3,480,934

(1)	Executive contributions consist of deferrals of salary and annual incentive compensation paid in 2025. These amounts are included in the Summary Compensation Table.

(2)	Our contributions are the company match on annual salary deferrals. These amounts are included in the Summary Compensation Table.

(3)

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror the investment options that are offered to the executives in our tax-qualified 401(k) plan. As with our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The returns credited to their deferred compensation plan accounts are determined by the investment results of the hypothetical investment funds selected.

(4)

For Mr. NeCastro, $41,077 and $37,085 were reported in our Summary Compensation Table for 2025 and 2024. For Mr. Bolash, $6,954 and $6,208 were reported in our Summary Compensation Table for 2025 and 2024. For Mr. Smith, $7,458, $7,368 and $5,688 were reported as compensation in our Summary Compensation Table for 2025, 2024 and 2023. For Mr. Srinivasa, $10,354, $9,431 and $6,285 was reported as compensation in our Summary Compensation Table for 2025, 2024 and 2023.

2026 Information Statement 33

Incentive Compensation Deferral Plan

Participants in our AIP and LTIP may elect to defer up to 100 percent of their AIP award and/or up to 100 percent of their LTIP award for each performance period. Deferred awards are credited to a deferred stock account, denominated in shares of our Class A common stock, until retirement or other separation from service. Dividend equivalent credits paid by us are reinvested in each deferred stock account as additional share credits. Participants are 100 percent vested at date of deferral. Vested share credits will be paid to participants upon separation from service in approximately equal annual installments of our Class A common stock over three years.

In 2015, we established a grantor trust, commonly referred to as a “rabbi trust,” to hold shares of our Class A common stock. It is expected that the shares of common stock held in the rabbi trust will be used to pay the amounts credited under the Incentive Compensation Deferral Plan. The rabbi trust is classified and accounted for as equity in a manner consisted with the accounting for treasury stock. Dividends received on the shares in the rabbi trust are used to purchase additional shares of our Class A common stock. We account for the purchase of the Class A common stock shares by the rabbi trust and subsequent changes in the fair value of the Class A common stock, which are not recognized, in accordance with FASB Accounting Standards Codification 710-10, “Compensation — General.”

The following table summarizes NEO contributions, credited earnings, withdrawals and the aggregate balance of Incentive Compensation Deferral Plan accounts as of December 31, 2025.

Name	Executive Contributions in 2025 ($)(1)	Company Contributions in 2025 ($)(2)	Aggregate Earnings (Losses) in 2025 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2025 ($)
Timothy G. NeCastro	0	0	(1,526,752)	0	3,662,692
Julie M. Pelkowski	0	0	(213,479)	0	512,138
Brian W. Bolash	197,879	0	(360,927)	0	895,466
Douglas E. Smith(3)	0	0	0	0	0
Parthasarathy Srinivasa	283,295	0	(126,759)	0	372,987

(1)

Executive contributions include amounts deferred under the 2024 AIP paid out in 2025 and/or the 2022-2024 LTIP paid out in 2025. These amounts are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns, respectively.

(2)	The Company does not make contributions to the Incentive Compensation Deferral Plan.

(3)	Mr. Smith has not participated in this plan.

Agreements with Executive Officers

Other than the award agreements under the Equity Compensation Plan described herein, we have no employment agreements with any NEOs. For termination scenarios relating to our NEOs, see Executive Compensation — Potential Termination or Change in Control Payments.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2025. We developed the compensation and benefit amounts disclosed in the table below assuming a termination date of December 31, 2025. Amounts shown represent only payments estimated in addition to the other compensation disclosed herein.

34 Erie Indemnity Company

Termination and Change in Control Table

Name	Involuntary Without Cause ($)		Voluntary Without Good Reason ($)		Involuntary With Cause ($)		Voluntary With Good Reason ($)		Disability ($)		Death ($)
Timothy G. NeCastro Pension SERP	0 55,847	(1) (3)	0 55,847	(1) (3)	0 55,847	(1) (3)	0 55,847	(1) (3)	0 55,847	(1) (3)	(143,248)(2) (753,843)(2)
Julie M. Pelkowski Pension SERP	228,789 331,770	(1) (1)	228,789 331,770	(1) (3)	228,789 331,770	(1) (3)	228,789 331,770	(1) (3)	228,789 331,770	(1) (3)	(891,913)(2) (1,442,529)(2)
Brian W. Bolash Pension SERP	204,671 273,980	(1) (3)	204,671 273,980	(1) (3)	204,671 273,980	(1) (3)	204,671 273,980	(1) (3)	204,671 273,980	(1) (3)	(1,014,966)(2) (1,508,571)(2)
Douglas E. Smith Pension SERP	167,435 0	(1)	167,435 0	(1)	167,435 0	(1)	167,435 0	(1)	167,435 0	(1)	138,024(2) 244,312(2)
Parthasarathy Srinivasa Pension SERP	0 0		0 0		0 0		0 0		0 0		(108,807)(2) (215,061)(2)

(1)

The early retirement benefit defined in the tax-qualified pension plan is a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

(2)

Upon the death of a NEO, a survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the survivor benefit based upon the spouse’s age at December 31, 2025. If the NEO is early retirement eligible, the survivor benefit is paid as a 100 percent joint and survivor annuity reduced for early retirement. If the NEO has not reached early retirement eligibility, the survivor benefit is paid as a 50 percent joint and survivor annuity without early retirement reduction.

Since the surviving spouse’s benefit is either unreduced for early commencement or reduced with a subsidized early retirement factor, the benefit becomes less valuable as the NEO approaches age 65. Negative amounts are shown when the surviving spouse’s benefit is less valuable than the NEO’s age 65 benefit, which may occur under either scenario. Other factors that influence amounts in this column include the age and gender of the NEO’s surviving spouse.

(3)

The early retirement benefit defined in the SERP is a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at the NEO’s current age versus an unreduced benefit at age 65.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Thomas W. Palmer, Jonathan Hirt Hagen, Brian A. Hudson, Sr., and Thomas B. Hagen, ex officio. George R. Lucore was also a member of the committee until his death on February 28, 2026. During 2025, no member of our compensation committee was an officer or employee of us, the Exchange, or any subsidiary or affiliate of us or the Exchange, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our President and then as Chairman and CEO, until 1993, and Mr. Lucore served as an officer of the Company until 2010. All of the directors that serve on our compensation committee are independent directors as defined in the Nasdaq rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

2026 Information Statement 35

Equity Compensation Plan Table

The following table provides information about the Company’s equity compensation plans as of December 31, 2025.

Equity Compensation Plan Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by shareholders(1)	N/A	N/A	1,797,807(2)(3)

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)	Includes the LTIP, Equity Compensation Plan, and Deferred Stock Plan for Outside Directors.

(2)

The LTIP permits grants of restricted shares and restricted performance shares to be satisfied with shares of our Class A common stock. The LTIP also permits grants of restricted share units, phantom stock, performance units and phantom performance stock to be satisfied in cash. Our compensation committee has determined that the plan awards for the 2023-2025, 2024-2026 and 2025-2027 performance periods will be paid in cash.

(3)	We purchase shares of our Class A common stock in the open market to settle stock awards under each plan. We do not issue new shares of common stock to settle stock awards.

36 Erie Indemnity Company

Report of our Executive Compensation and Development Committee

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Thomas W. Palmer, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio(1)

Brian A. Hudson, Sr.

George R. Lucore(1)

February 18, 2026

(1)	Neither Mr. Thomas Hagen nor Mr. Lucore participated in the committee’s review, discussion and recommendation of the Compensation Discussion and Analysis.

2026 Information Statement 37

CEO Pay Ratio

SEC rules require annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer, or “PEO.” Our PEO is our President and Chief Executive Officer.

Pursuant to SEC rules, a company is required to identify its median employee every three years. We last identified our median employee in 2022. Therefore, we identified our 2025 median employee by examining the annual cash compensation for each of our employees during 2025, gathered from payroll data. We selected annual cash compensation as our compensation measure as it is readily available in our existing payroll systems, consistently calculated for each employee, and a reasonable proxy for total compensation purposes when determining the median employee. The compensation of the median employee was calculated using the same rules that apply to the CEO’s compensation disclosure in the Summary Compensation Table.

Pay elements of the annual total compensation for the median employee and CEO include:

•	salary received in fiscal year 2025;

•	annual Holiday Bonus or other annual incentive plan payment made in fiscal year 2025;

•	change in pension plan value during fiscal year 2025;

•	company-paid 401(k) plan match made during fiscal year 2025;

•	company-paid life insurance premium during fiscal year 2025; and

•	other company-paid perquisites and benefits.

Annual total compensation was calculated using payroll data as of December 31, 2025.

Summary Compensation Table Methodology

Employee	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Median Employee	2025	81,476	4,571	0	0	10,752	3,599	100,398

(1)	Salary and overtime pay received during 2025.

(2)	Holiday Bonus.

(3)	Equity compensation.

(4)	Other incentive plan payment.

(5)	Aggregate year-over-year increase in actuarial present value of accumulated benefits under the pension plan.

(6)

Includes other company-paid perquisites and benefits (e.g., professional membership dues, 401(k) match, personal use of company vehicle, wellness program rewards, recognition program, company-paid life insurance premiums, etc.).

	2025 Total Compensation

Median annual total compensation of all employees (excluding President and CEO)	$100,398

Annual total compensation of President and CEO (Mr. NeCastro)	$5,395,618	*

Ratio of the median annual total compensation of all employees to the annual total compensation of Mr. NeCastro, President and Chief Executive Officer	1:54

* See Executive Compensation — Summary Compensation Table.

38 Erie Indemnity Company

Pay Versus Performance
In August 2022, the SEC adopted pay versus performance disclosure rules that require us to provide
the information set forth in the table below. The rules require disclosure for each of the Company’s five most recently completed fiscal years.
As required by Item 402(v) of Regulation
S-K,
the following table, along with accompanying footnotes and discussion, provides certain information regarding executive compensation and measures of Company performance for the last five fiscal years. Except where expressly stated, the information presented below was not considered by the compensation committee in structuring our executive compensation program for the years presented. See Compensation
Discussion
and Analysis for a discussion of the philosophy, objectives, and structure of our executive pay program.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income ($)(7)	Company Selected Measure – Direct Written Premium Growth (8)

2025	5,395,618	1,741,249	1,334,817	725,402	128	204	559,334,540	8.4%

2024	9,207,093	4,785,906	1,729,099	1,384,433	181	196	600,313,823	18.8%

2023	7,824,320	7,554,765	2,018,188	1,461,566	145	155	446,061,322	17.0%

2022	4,512,236	4,276,021	1,328,989	1,273,145	106	141	298,569,474	9.2%
2021	4,874,521	3,282,462	1,515,340	1,018,693	80	129	297,860,233	3.3%

(1)	See “Total” column in the 2025, 2024, 2023, 2022 and 2021 Summary Compensation Tables.

(2)
“Compensation Actually Paid” is based on the total compensation included in the Summary Compensation Table for Mr. NeCastro and the
non
-CEO
NEOs for years 2025, 2024, 2023, 2022 and 2021 with adjustments to the amounts disclosed for equity awards and pension benefits as illustrated below. Compensation Actually Paid is computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned or paid to Mr. NeCastro during the applicable year.

				Stock Award Adjustments(a)			Pension Benefit Adjustment(b)

	Summary Compensation Table (“SCT”) Total	Stock Awards Deducted From SCT ($)	Change in Pension Value Deducted From SCT ($)	Stock Awards Added to Compensation Actually Paid ($)	Stock Awards Deducted from Compensation Actually Paid ($)	Stock Award “True-Up” Added/ (Deducted) from Compensation Actually Paid ($)	Pension Service Cost Added to Compensation Actually Paid ($)	Total Compensation Actually Paid ($)
	A	B	C	D	E	F	G	A - (B + C + E) + (D + F + G)

CEO

2025	5,395,618	752,676	1,491,279	(1,665,666)	0	26,122	229,130	1,741,249

2024	9,207,093	4,387,010	1,677,833	1,459,905	0	(56,127)	239,878	4,785,906

2023	7,824,320	4,540,445	525,707	5,085,959	0	(511,981)	222,618	7,554,765

2022	4,512,236	2,184,136	0	2,052,999	0	(387,601)	282,523	4,276,021

2021	4,874,521	1,940,202	509,104	759,848	0	(205,957)	303,356	3,282,462

Average Non-CEO NEOs

2025	1,334,817	126,440	309,133	(289,015)	0	4,079	111,094	725,402

2024	1,729,099	474,187	234,710	277,675	0	(5,112)	91,668	1,384,433

2023	2,018,188	827,526	347,379	692,400	64,128	(68,400)	58,413	1,461,566

2022	1,328,989	432,460	7,145	416,370	0	(71,931)	39,323	1,273,145

2021	1,515,340	448,446	148,236	122,250	44,433	(61,373)	83,591	1,018,693

(a)
Stock Award Adjustments:
We deducted the grant date fair value of LTIP and Equity Compensation Plan awards reported in the “Stock Awards”
column
in the Summary Compensation Table (column B above) and added the aggregate sum of: (i) for LTIP and

2026 Information Statement

Equity Compensation Plan awards granted in a prior Fiscal Year, or “FY,” that are outstanding and unvested at the end of the covered FY, the change in fair value at the end of the covered FY compared to the fair value at the end of the prior FY; (ii) for LTIP and Equity Compensation Plan awards granted in the covered FY that are outstanding and unvested at the end of the covered FY, the fair value of the grant at the end of the covered FY; (iii) for LTIP awards granted in a prior FY that vested during the covered FY, the change in fair value at the vesting date compared to the fair value at the end of the prior FY; and (iv) in the year the award is paid, which is the year after vesting, the actual amount paid compared to the fair value at the vesting date. These values are all represented in columns D and F above. Column E represents the average of awards granted in a FY prior to the covered FY that failed to meet the applicable vesting conditions.
Fair value for computation of stock awards is computed in accordance with the fair value methodology to account for share-based payments according to U.S. Generally Accepted Accounting Principles, or “U.S. GAAP.” The fair value of stock awards in columns D and E are based on the following assumptions:

At December 31, 2025

Award Year	2025	2024	2023

Class A Common Stock ($ per share)	286.65	286.65	286.65

Performance Factor (for LTIP awards)	0.9598	1.0743	0.5000

At December 31, 2024

Award Year	2024	2023	2022

Class A Common Stock ($ per share)	412.23	412.23	412.23

Performance Factor (for LTIP awards)	1.0091	0.6759	0.5000

At December 29, 2023

Award Year	2023	2022	2021

Class A Common Stock ($ per share)	334.92	334.92	334.92

Performance Factor (for LTIP awards)	1.1786	0.7970	0.5000

At December 30, 2022

Award Year	2022	2021	2020

Class A Common Stock ($ per share)	248.72	248.72	248.72

Performance Factor (for LTIP awards)	0.7970	0.4475	0.6614

At December 31, 2021

Award Year	2021	2020	2019

Class A Common Stock ($ per share)	192.66	192.66	192.66

Performance Factor (for LTIP awards)	0.7598	0.8701	0.7015
Former Executive Vice President, Claims and Customer Service Lorianne Feltz, who retired June 30, 2024, was a NEO in years 2021, 2022 and 2023, but not 2024. As a result, Average Compensation Actually Paid for non-CEO
NEOs in 2024 does not reflect a deduction of $651,513, the difference between the estimated value of Ms. Feltz’s LTIP from 2023 and 2024, plus an additional subsequent deduction of $64,158 that reflects the difference of the estimated value of her LTIP at the end of 2024 and the actual amount paid to her in 2025. The fair value for the actual amounts paid in 2025 was based on: (i) the average closing share price of our Class A common stock for the last 20 trading days of the performance period, which was $416.61, and (ii) the actual LTIP performance factor for the 2022—2024 and 2023—2025 performance periods of .3182 and .4451, respectively.
Former Executive Vice President and Chief Financial Officer Gregory J. Gutting, who retired June 30, 2023, was a NEO in years 2020, 2021, 2022 and 2023, but not 2024. As a result, Average Compensation Actually Paid for non-CEO
NEOs in 2024 does not reflect a deduction of $513,234, the difference between Mr. Gutting’s Compensation Actually Paid in 2023, which relied on an estimated amount of his LTIP payout, and what Mr. Gutting’s 2023 Compensation Actually Paid would have been using the amount actually paid to him in 2024. The fair value for the actual amounts paid in 2024 was based on: (i) the average closing share price of our Class A common stock for the last 20 trading days of the performance period, which was $320.66, and (ii) the actual LTIP performance factor of .0385.
Former Executive Vice President and Chief Information Officer Robert C. Ingram III, who retired December 31, 2021, was a NEO in years 2020 and 2021, but not 2022. As a result, Average Compensation Actually Paid for non-CEO
NEOs in 2022 does not reflect a deduction of $303,317, the difference between Mr. Ingram’s Compensation Actually Paid in 2021, which relied on an estimated amount of his LTIP payout, and what Mr. Ingram’s 2021 Compensation Actually Paid would have been using the amount actually paid to him in 2022.
The fair value for the actual amounts paid in 2025, 2024, 2023, 2022 and 2021 was based on: (i) the average closing share price of our Class A common stock for the last 20 trading days of each LTIP performance period, $416.61, $320.66, $269.93, $191.73 and $238.30, respectively, and (ii) actual LTIP performance factors of .3182, .0385, .4427, .5267 and .9841, respectively.

Erie Indemnity Company

The LTIP performance factor of .5000 at December 31, 2025, December 31, 2024 and December 29, 2023 for the Award Years 2023, 2022 and 2021 reflected in the above table represents a combination of performance under the LTIP and awards granted under the Company’s Equity Compensation Plan. For Ms. Pelkowski, Award Year 2022 at December 29, 2023 is valued using the performance factor assigned to her senior vice president role, .7945. For Award Year 2023, a portion of her award is valued using the senior vice president performance factor, 1.2044, and a portion of her award is valued using the executive vice president performance factor, 1.1786.

(b)
Pension Benefits:
We deducted the amount in the “Change in Pension Value and
Non-Qualified
Deferred Compensation Earnings” column in the Summary Compensation Table and added the aggregate of: (i) actuarially determined service cost under our pension plan (a tax-qualified
defined benefit plan) and our SERP (a
non-qualified
defined benefit arrangement attributable to services rendered by the executive during the covered fiscal year), and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the covered fiscal year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation, in each case, calculated in accordance with U.S. GAAP. These values are reported in columns C and G.

(3)
See 2025 Summary Compensation Table for a listing of 2025 NEOs. The NEOs for 2023 exclude Mr. Bolash and include Mr. Gutting and Ms. Feltz. The NEOs for 2022 exclude Mr. Bolash and Ms. Pelkowski and include Mr. Gutting and Ms. Feltz. The NEOs for 2021 exclude Mr. Bolash, Ms. Pelkowski and Mr. Srinivasa and include Mr. Gutting. Ms. Feltz, and Mr. Ingram.

(4)
“Compensation Actually Paid” is based on the total compensation included in the Summary Compensation Table with adjustments to the amounts disclosed for equity awards and pension benefits as described and quantified in footnote (2). Amounts shown in this column are an average of compensation actually paid for all NEOs for the covered FY, excluding our CEO, Mr. NeCastro.

(5)	Cumulative total shareholder return, or “TSR,” assuming reinvestment of dividends, for the periods indicated for our Class A common stock.

(6)
TSR for Standard & Poor’s Supercomposite Insurance Industry Group Index using a 2020 base year as reported in our annual report on Form
10-K
filed with the SEC on February 23, 2026, February 27, 2025, February 26, 2024, March 1, 2023 and February 24, 2022. Due to a move in the base year from 2019 to 2020, TSR values changed from prior filings.

(7)	Net income as reported in our annual reports on Form 10-K filed with the SEC on February 23, 2026, February 27, 2025, February 26, 2024, March 1, 2023 and February 24, 2022.

(8)
Annual DWP growth for the Property and Casualty Group is our company selected measure that best reflects the relationship between compensation actually paid to our NEOs and Company performance. Our management fee revenue is calculated as a percentage – limited to 25 percent—of all direct written premiums of the Property and Casualty Group. The management fee rate was set at 25 percent for 2025, 2024, 2023, 2022 and 2021. DWP is adjusted when computing the Company’s management fee revenue. The adjustments include changes in the estimate for management fee returned on cancelled policies and the timing of revenue recognized for the administrative services.

2026 Information Statement

Total Shareholder Return – Company versus Peer Group
The Standard & Poor’s Supercomposite Insurance Industry Group Index is made up of 55 members comprised of property and casualty insurers, insurance brokers, and life insurers, and is a capitalization weighted index. The Standard & Poor’s Supercomposite Insurance Industry Group Index is not our Executive Compensation Benchmarking Peer Group. Instead, we use compensation data from a peer group of property and casualty companies that we consider to be our competitors for policyholders and, in some cases, employees, and similar to us in terms of lines of business, net premiums written and/or asset size. See Compensation Discussion and Analysis — 2025 Executive Compensation Benchmarking Peer Group. Since several of the companies in our 2025 Executive Compensation Benchmarking Peer Group are not publicly traded, there is no way to calculate TSR for our 2025Executive Compensation Benchmarking Peer Group.
While we do not benchmark executive compensation to Standard & Poor’s Supercomposite Insurance Industry Group Index, we believe that the composition of the selected index is a suitable comparator for TSR as it broadly reflects our operations serving as attorney-in-fact
for the policyholders at the Exchange. The majority of our revenue is based on the direct premiums written by the Property and Casualty Group. Our performance, as measured by total shareholder return, exceeded the index three out of the five years shown in the graph below.

Total Shareholder Return – Compensation Actually Paid versus TSR
The price of our Class A common stock impacts the value of vested and unvested LTIP awards in the compensation actually paid calculation. The compensation actually paid for our CEO and the average for our non-CEO
NEOs, and our TSR, increased from 2021 to 2023. The compensation actually paid for our CEO and average for our non-CEO
NEOs decreased in 2024 and 2025, while our TSR increased in 2024 and decreased in 2025. The decrease in 2025 for compensation actually paid is due to a mix of factors: (i) the performance of our LTIP (ii) the decline of our stock price between December 31, 2024 and December 31, 2025 and (iii) the redesign of how the LTIP was granted in 2025. A portion of 2025 LTIP grants were made in performance units which are not equity related and not reportable in our summary compensation table or in the calculation of Compensation Actually Paid until the year it is paid.

Erie Indemnity Company

Net Income
The graph below illustrates the directional relationship between (i) our CEO and average non-CEO
NEO’s compensation actually paid, and (ii) our net income over the five-year period 2021-2025. Net income is not a component of our executive compensation program and, therefore, does not have a direct correlation with actual compensation paid to our CEO and non-CEO
NEOs. Net income growth of 0.2 percent from 2021 to 2022 was primarily the result of increased management fee revenue from strong DWP growth, partially offset by increased commissions and other operating expenses, and a reduction in revenue from investment operations. Net income growth of 49.4 percent from 2022 to 2023 and 34.6 percent from 2023 to 2024 was primarily the result of increased operating income due to increased management fee revenue from strong DWP growth and increased revenue from investment operations. Net income decline of 6.8 percent from 2024 to 2025 was primarily the result of a $100 million charitable contribution made to the Erie Insurance Foundation, partially offset by higher operating income due to increased management fee revenue from DWP growth, and increased revenue from investment operations.

Direct Written Premium Growth
For purposes of this Pay versus Performance disclosure, we are required to identify a “Company Selected Measure” from among the measures linked to executive compensation (see Compensation Discussion and Analysis). DWP growth for the Property and Casualty Group is the selected measure. Although there are other financial performance measures providing important linkage to executive compensation (see Other Measures), they do not align with the SEC definition of a “Company Selected Measure.” DWP is included in both the AIP and LTIP (see Compensation Discussion and Analysis – Annual Incentive Plan and Long Term Incentive Plan). The graph above illustrates the directional relationship between our CEO and average non-CEO
NEO compensation actually paid and DWP growth over the five-year period 2021-2025.
Under the AIP, DWP is weighted at 25 percent (30 percent in 2024 and 2023, 35 percent in 2022 and 2021) of the total company performance measures and 20 percent of the total target AIP award for our NEOs. Each year, the compensation committee established a minimum, or “threshold,” a target, and a maximum level of payout for each performance measure. In our LTIP, DWP growth is measured relative to a peer group over a period of three years and is weighted at 40 percent of the total LTIP award. Performance below that of the peer group results in payouts below target; performance equal to that of the peer group results in payouts at target; and performance better than the peer group results in payouts in excess of target.

2026 Information Statement

DWP for 2021 grew 3.3 percent over the prior year. The AIP target for that performance measure was set at 2.2 percent and the maximum was set at 4.2 percent, resulting in a 155 percent payout for that performance measure for the 2021 plan year, which is included in the compensation actually paid calculation for 2021. For the three-year LTIP performance period that ended December 31, 2021, the Property and Casualty Group underperformed the peer group by 247 basis points.
The DWP target in the 2022 AIP was set at 6.7 percent and the maximum was set at 9.7 percent. Actual 2022 DWP growth was 9.2 percent, resulting in a 183 percent payout for that performance measure for the 2022 plan year, which is included in the compensation actually paid calculation for 2022. For the three-year LTIP performance period that ended December 31, 2022, the Property and Casualty Group underperformed the peer group by 210 basis points.
The DWP target in the 2023 AIP was set at 10.2 percent and the maximum was set at 13.2 percent. Actual 2023 DWP growth was 17.0 percent, resulting in a 200 percent payout for that performance measure for the 2023 plan year, which is included in the compensation actually paid calculation for 2023. For the three-year LTIP performance period that ended December 31, 2023, the Property and Casualty Group underperformed the peer group by 23 basis points.
The DWP target in the 2024 AIP was set at 17.9 percent and the maximum was set at 20.9 percent. Actual 2024 DWP growth was 18.8 percent, resulting in a 130 percent payout for that performance measure for the 2024 plan year, which is included in the compensation actually paid calculation for 2024. For the three-year LTIP performance period that ended December 31, 2024, the Property and Casualty Group outperformed the peer group by 471 basis points.
The DWP target in the 2025 AIP was set at 12.9 percent and the threshold was set at 10.9 percent. Actual 2025 DWP growth was 8.4 percent. This below-threshold premium growth was impacted by rate increases. Payments for the 2025 AIP plan year are included in the compensation actually paid calculation for 2025. Since our DWP exceeded peer group results in 2023 and 2024, for the three-year performance period that ended December 31, 2025, we are projecting that the Property and Casualty Group will outperform the LTIP peer group by 548 basis points.
Other Measures
The following table contains additional measures that link Company performance to the compensation actually paid to our CEO and non-CEO
NEOs. See Compensation Discussion and Analysis for additional information on these measures including their relationship to the Property and Casualty Group and/or the Company. In addition to growth in DWP of the Property and Casualty Group, these measures represent the most important financial performance measures linking compensation actually paid to the NEOs for the most recently completed fiscal year.

Other Measures

Statutory Combined Ratio of the Property and Casualty Group

Growth in Policies in Force of the Property and Casualty Group

Return on Invested Assets of the Property and Casualty Group

Our Net Operating Income

Erie Indemnity Company

Director Compensation

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, our director compensation is reviewed periodically and adjusted, as appropriate, to ensure its competitiveness. Our compensation for directors includes cash retainers, board and committee meeting fees, deferred stock grants and committee chair retainers.

The periodic review of director compensation is a responsibility of our compensation committee and our board of directors. In undertaking this review, the committee engages independent advisors who provide compensation surveys of the financial services industry and supplemental data that is considered when setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

2025 Director Compensation

The annual cash retainer in 2025 for our directors for provision of services to us was $65,000 plus $1,500 for each board of directors or committee meeting attended. Our directors also received $65,000 of deferred stock credits as further described below. Committee chairpersons each received an additional $15,000, except for our audit committee chairperson who received $25,000. In addition, directors who serve on or chair an ad hoc committee will receive additional compensation for that service. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is chair of the executive committee and an ex officio member of all other committees, received an additional annual fee of $110,000. Directors are paid retainers quarterly and all directors are reimbursed expenses incurred for attending meetings. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100 percent of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account. The hypothetical investments mirror the investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) savings plan, participants in the outside directors’ deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in a stock plan for each outside director. The purpose of this plan is to further align the interests of outside directors with those of our shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by reference to the value of shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $65,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25 percent every three full calendar months over the course of a year. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the number of share credits in their deferred stock account. We repurchase shares of our Class A common stock in the open market to satisfy these awards. In 2025, the amount of the initial annual vested share credits awarded was approximately $715,000. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.”

In 2015, the deferred compensation plan was divided into its two principal components: a voluntary deferred compensation plan and a separate deferred stock plan. At the same time, a grantor trust, commonly referred to as a “rabbi trust,” was established to hold shares of our Class A common stock. It is expected that the shares of common stock held in the rabbi trust will be used to pay the amounts credited under the deferred stock plan. The rabbi trust is classified and accounted for as equity in a manner consistent with the accounting for treasury stock.

2026 Information Statement 45

Dividends received on the shares in the rabbi trust are used to purchase additional shares of our Class A common stock. We account for the purchase of the Class A common stock shares by the rabbi trust and subsequent changes in the fair value of the Class A common stock, which are not recognized, in accordance with FASB Accounting Standards Codification 710-10, “Compensation — General.”

Number of committee meetings held or attended, added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. The following table sets forth the compensation earned by our directors for services rendered in that capacity during 2025.

Director Compensation Table for 2025

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compen- sation ($)(3)	Total ($)

J. Ralph Borneman, Jr.	120,000	65,000	0	185,000

Eugene C. Connell	133,500	65,000	0	198,500

Salvatore Correnti	129,000	65,000	0	194,000

LuAnn Datesh	108,000	65,000	0	173,000

Jonathan Hirt Hagen	142,500	65,000	0	207,500

Thomas B. Hagen	195,500	65,000	311,818	572,318

C. Scott Hartz	103,500	65,000	0	168,500

Brian A. Hudson, Sr.	152,500	65,000	0	217,500

George R. Lucore(4)	111,000	65,000	0	176,000

Thomas W. Palmer	139,000	65,000	0	204,000

Elizabeth Hirt Vorsheck	133,500	65,000	0	198,500

(1)	For additional information on directors’ compensation, see 2025 Director Compensation above.

(2)

Amounts reported in this column represent the 2025 annual share credits to the directors’ deferred stock accounts under the outside directors deferred stock plan. One grant was made on April 23, 2025 using the closing stock price of $411.66 on that date.

(3)

Amounts shown in the “All Other Compensation” column for Mr. Thomas Hagen include the amounts received in 2025 as indemnification for early repayments on life insurance policies under split-dollar agreements that were terminated by the Company in response to Sarbanes-Oxley on December 31, 2003 ($14,633). Also included in this column for Mr. Thomas Hagen are reimbursements and company-paid costs for ongoing residential security services and the incremental cost to the Company for enhanced executive protection services of $258,793 and $38,392 for residential security services. Beginning in 2025, residential security services for Mr. Hagen are not taxable.

(4)	Mr. Lucore passed away February 28, 2026.

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors who do not already meet the stock ownership requirement are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than five percent of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares.

46 Erie Indemnity Company

Director Education Program

We offer an education program to assist the members of our board with enhancing their knowledge and skills as directors of a public company. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to Corporate Board Member and other relevant business news journals, magazines and online resources.

Matching Gifts Program

Through our matching gifts program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $12,500 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

2026 Information Statement 47

Proposal 2

Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers

Introduction

The Dodd-Frank Act gives our shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in this information statement in accordance with SEC rules. Our last advisory vote on executive compensation was held at our 2023 annual meeting.

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we design executive compensation programs that encourage our executives to strive for results that are better than the industry average and achieve our strategic goals. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We believe that our compensation program balances the interests of our primary stakeholders, our shareholders, with the policyholders of the Exchange. For more information about our compensation philosophy and practices, see the Compensation Discussion and Analysis and Executive Compensation sections above.

We are asking our shareholders to indicate their support for the compensation of our NEOs, as described in this information statement, by approving the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy and practices described in this information statement. The resolution is advisory in nature and, therefore, does not bind us to any particular action; however, our compensation committee intends to consider the results of this advisory vote when it makes future decisions regarding the compensation of our executive officers.

The following resolution will be submitted for a shareholder vote at our annual meeting:

“RESOLVED, that the shareholders of Erie Indemnity Company approve the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s 2026 information statement.”

Required Vote

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve, on a non-binding advisory basis, the resolution endorsing the compensation of the Company’s NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION IN PROPOSAL 2.

48 Erie Indemnity Company

Related Person Transactions

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy adopted by our board of directors may be viewed on our website at: http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Mr. Borneman also has a son who is an officer and principal shareholder of another insurance agency that receives commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made during 2025 to Mr. Borneman’s agency and Mr. Borneman’s son’s agency for commissions written on insurance policies totaled $432,547 and $5,399,778, respectively. Mr. Borneman’s son’s agency also received other earnings and award payments totaling $85,038 for 2025. These payments were earned in accordance with the terms and conditions of those award programs. At its meeting on February 3, 2026, our nominating committee approved the commissions paid to Mr. Borneman’s agency and the commissions and awards paid to Mr. Borneman’s son’s agency during 2025.

None of our directors or director nominees is a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to Nasdaq Rule 5250(b)(3).

2026 Information Statement 49

Independent Registered Public Accountants

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2025 and 2024 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2025 and 2024.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

50 Erie Indemnity Company

Report of our Audit Committee

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the Nasdaq and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that two members of our audit committee, Eugene C. Connell and Brian A. Hudson, Sr., satisfy the financial expertise requirements and have the requisite experience as defined by rules of the SEC.

Our audit committee, which met five times during 2025, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection and compensation of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited financial statements for the year ended December 31, 2025 with management.

Throughout 2025, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Ernst & Young LLP has served as our independent auditor since 2003. Our audit committee believes that this long-term relationship has been beneficial to the Company insofar as Ernst & Young LLP has developed a greater institutional knowledge of our organization and, in particular, our operations as the management company for a reciprocal insurance exchange. Our audit committee believes that this results in higher-quality audits, increased efficiency with respect to audit fees, and avoids the costs and disruptions that would be associated with engaging a new independent auditor. Recognizing that a longer-tenured auditor may develop a closer working relationship with the Company and management, our audit committee seeks to ensure that Ernst & Young LLP does not also jeopardize its independence. In so doing, the committee adheres to the regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements; exercises oversight of Ernst & Young LLP that includes regular communication and evaluation both on the quality of the audit and on auditor independence; and relies on Ernst & Young LLP’s own internal independence process and compliance reviews.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

2026 Information Statement 51

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2025 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Brian A. Hudson, Sr., Chair

Eugene C. Connell

Salvatore Correnti

LuAnn Datesh

Thomas B. Hagen, ex officio (non-voting)(1)

Thomas W. Palmer

February 18, 2026

(1)

Mr. Hagen did not participate in the committee’s review, discussion and recommendation to the board of directors that (i) the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2025 to be filed with the SEC, and (ii) they accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

52 Erie Indemnity Company

Audit Fees

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2025 and 2024 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2025(1)
Description of Fees	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees(3)	$1,989,055	$1,046,500	$3,035,555
Audit-related Fees	0	0	0
Tax Fees	0	0	0
All Other Fees(4)	$9,752	$19,430	$29,182
Total Fees	$1,998,807	$1,065,930	$3,064,737

	2024(2)
Description of Fees	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees(3)	$1,650,988	$982,621	$2,633,609
Audit-related Fees	0	0	0
Tax Fees	0	0	0
All Other Fees(4)	$9,752	$18,242	$27,994
Total Fees	$1,660,740	$1,000,863	$2,661,603

(1)

Fees shown for 2025 represent amounts billed as of February 2026 and additional amounts expected to be billed relative to the audit of financial statements and internal controls over financial reporting and the related out of pocket expenses.

(2)	Fees shown for 2024 are final amounts.

(3)

“Audit Fees” includes fees associated with the annual audit, including the report on adequacy of our internal control over financial reporting, reviews of our quarterly reports on Form 10-Q and statutory audits.

(4)

“All Other Fees” for 2025 and 2024 includes $9,752 paid each year for an annual online accounting and auditing information subscription and $19,430 and $18,242, respectively, for certain agreed upon procedures performed in connection with our derivative investment program.

2026 Information Statement 53

Annual Report

A copy of our annual report for 2025 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

Other Matters

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,

Brian W. Bolash

Executive Vice President,

General Counsel and Corporate Secretary

March 20, 2026

Erie, Pennsylvania

54 Erie Indemnity Company

ERIE INDEMNITY COMPANY

CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 2026

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian W. Bolash, Thomas B. Hagen and Timothy G. NeCastro, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in person in the Auditorium of the F.W. Hirt – Perry Square Building, located at 100 Erie Insurance Place, Erie, Pennsylvania 16530 on April 21, 2026, at 9:30 a.m., Eastern Daylight Time (EDT), and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1.	ELECTION OF DIRECTORS.

☐ FOR All candidates listed below (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr. Eugene C. Connell Salvatore Correnti LuAnn Datesh	William D. Edwards Jonathan Hirt Hagen Thomas B. Hagen C. Scott Hartz	Brian A. Hudson, Sr. Thomas W. Palmer Elizabeth Hirt Vorsheck

ITEM 2.	APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and on such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the election of the candidates for Director named above and FOR adoption of the resolution approving the compensation of our Named Executive Officers.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date: , 2026	(Signature)

(Signature)